CONTRIBUTION AGREEMENT

by and among

ENERGY TRANSFER PARTNERS, L.P.

and
NGP X US HOLDINGS, LP,
PENNTEX MIDSTREAM PARTNERS, LLC,
MRD MIDSTREAM LLC,
WHR MIDSTREAM LLC
and
CERTAIN INDIVIDUAL INVESTORS AND MANAGERS NAMED HEREIN

October 24, 2016

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
1.1Definitions    2
1.2Interpretations    2
ARTICLE II
ACQUISITION OF THE SUBJECT INTERESTS; CLOSING
2.1Acquisition of the Subject Interests    3
2.2Allocation of Consideration    3
2.3Time and Place of Closing    3
2.4Deliveries and Actions at Closing    3
2.5Certain Adjustments    9
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE HOLDCO GROUP MEMBERS
3.1Organization; Qualification    9
3.2Capitalization    9
3.3Ownership of Interests    10
3.4Subsidiaries    11
3.5Business of Holdco Entities    11
3.6Financial Statements of PennTex    11
3.7Absence of Certain Changes    11
3.8Compliance with Law    12
3.9Title to Assets; Real Property    12
3.10Environmental Matters    13
3.11Material Contracts.    13
3.12No Indebtedness; No Undisclosed Liabilities    15
3.13Legal Proceedings    15
3.14Employee Benefits; Employment and Labor Matters    15
3.15Intellectual Property.    19
3.16Affiliate Arrangements    19
3.17Insurance Coverage    19
3.18Books and Records    19
3.19Bankruptcy; Solvency    20
3.20Officers and Bank Accounts    20
3.21No Other Representations and Warranties    20
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE GP OWNERS
4.1Organization; Qualification    20
4.2Capitalization    21
4.3General Partner Subsidiaries    22
4.4Partnership Subsidiaries.    22
4.5Business of the General Partner    23

i

4.6SEC Filings Regarding the Partnership.    23
4.7Partnership Financial Statements.    24
4.8Absence of Certain Changes    24
4.9Compliance with Law    25
4.10NASDAQ Listing    25
4.11Officers and Bank Accounts    25
4.12No Other Representations and Warranties    25
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS
5.1Organization; Qualification    25
5.2Authority; Enforceability    26
5.3Non-Contravention    26
5.4Ownership of Interests    27
5.5Governmental Approvals    27
5.6Legal Proceedings    27
5.7Broker’s Fee    28
5.8Matters Relating to Acquisition of the ETP Common Units    28
5.9No Other Representations and Warranties    29
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ETP
6.1Organization; Qualification    29
6.2Authority; Enforceability    30
6.3Non-Contravention    30
6.4Governmental Approvals    30
6.5Legal Proceedings    31
6.6SEC Filings Regarding ETP.    31
6.7Broker’s Fee    31
6.8Financing    31
6.9Valid Issuance    32
6.10Matters Relating to Acquisition of the Subject Interests    32
6.11No Other Representations and Warranties    32
ARTICLE VII
COVENANTS OF THE HOLDCO GROUP MEMBERS
7.1Conduct of the Holdco Entities    33
7.2Repayment of Debt; Release of Liens    35
ARTICLE VIII
COVENANTS OF PENNTEX
8.1Conduct of Partnership Entities    35
8.2Access to Information    36
8.3Resignations    37
ARTICLE IX
COVENANTS OF CONTRIBUTORS
9.1Release    37
9.2Release by PennTex    37
9.3No Solicitation of Other Bids.    38

9.4Holdback Equity Consideration    38
9.5Distributions on Holdback Equity Consideration    39
9.6Termination of Agreements with PennTex Entities    39
ARTICLE X
COVENANTS OF ETP
10.1Employment Matters.    39
10.2Commitment Regarding Indemnification Provisions; D&O Insurance Continuation    43
10.3Filing of Registration Statement    43
ARTICLE XI
COVENANTS OF THE PARTIES
11.1Governmental Approvals    44
11.2Further Assurances    44
11.3Confidentiality.    44
11.4Public Statements    45
11.5Notices of Certain Events    45
11.6Amendment to Schedules    46
ARTICLE XII
TAX MATTERS
12.1Tax Representations Regarding the Holdco Entities    46
12.2Tax Representations Regarding the Partnership Entities    48
12.3Tax Representations Regarding ETP.    49
12.4Tax Covenants.    50
12.5Survival.    51
12.6Tax Characterization    51
12.7Coordination with Article XIV    51
ARTICLE XIII
CONDITIONS TO CLOSING
13.1Conditions to Obligations of each of the Parties    51
13.2Conditions to Obligation of ETP    52
13.3Conditions to Obligations of Contributors    52
13.4Frustration of Closing Conditions    53
ARTICLE XIV
INDEMNIFICATION
14.1Indemnification by ETP    53
14.2Indemnification by Contributors    53
14.3Limitations and Other Indemnity Claim Matters    54
14.4Indemnification Procedures    56
14.5Tax Treatment    57
ARTICLE XV
TERMINATION
15.1Mutual Termination    57
15.2Unilateral Termination    57
ARTICLE XVI
GOVERNING LAW AND CONSENT TO JURISDICTION
16.1Governing Law    58

16.2Consent to Jurisdiction    58
16.3Waiver of Jury Trial    58
ARTICLE XVII
GENERAL PROVISIONS
17.1Contributor Representative.    59
17.2Amendment and Modification    61
17.3Waiver of Compliance; Consents    61
17.4Specific Performance    61
17.5Notices    61
17.6Assignment    63
17.7Third Party Beneficiaries    63
17.8Entire Agreement    63
17.9Severability    63
17.10Representation by Counsel    64
17.11Facsimiles; Counterparts    64

Exhibits*
Exhibit A    —    Definitions
Exhibit B    —    Contributor Interests
Exhibit C-1    —    Form of Assignment of PennTex Membership Interest
Exhibit C-2    —    Form of Assignment of MRD Interests
Exhibit C-3    —    Form of Assignment of WHR Interests
Exhibit C-4    —    Form of Assignment of WHR Investor Interests
Exhibit D    —    Form of Assignment of IPO Registration Rights
Exhibit E    —    Form of ETP Partnership Agreement Amendment
Exhibit F    —    Form of Evaluation Agreement
Exhibit G    —    Form of Spousal Consent
Exhibit H    —    Form of Registration Rights Agreement
Exhibit I    —    Knowledge Persons

* Exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. ETP will furnish copies of any of the Exhibits, Annexes or the Schedules to the Securities and Exchange Commission upon request.

CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 24, 2016, is made and entered into by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), NGP X US Holdings, L.P., a Delaware limited partnership (“NGP”), the individual owners of membership interests in PennTex (as defined herein) signatory hereto (such individual owners collectively, the “Holdco Investors” and, together with NGP, the “Holdco Group” and each a “Holdco Group Member”), PennTex Midstream Partners, LLC, a Delaware limited liability company (“PennTex”), MRD Midstream LLC, a Delaware limited liability company (“MRD Midstream”), WHR Midstream LLC, a Delaware limited liability company (“WHR Midstream”), and certain individual investors of WHR Midstream signatory hereto (the “WHR Investors” and, together with MRD Midstream and WHR Midstream, the “MRD WHR Group”). The Holdco Group and the MRD WHR Group are referred to collectively in this Agreement as the “Contributors” and each individually as a “Contributor.” Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
R E C I T A L S
WHEREAS, NGP owns a 95.147% membership interest in PennTex (the “NGP Interest”) and each of the Holdco Investors owns the respective percentage membership interest in PennTex as set forth across from such Holdco Investor’s name on Exhibit B hereto (the “Holdco Investors’ Interests”), and the NGP Interest and the Holdco Investors’ Interests collectively constitute 100% of the outstanding membership interests in PennTex (the “PennTex Membership Interests”);
WHEREAS, PennTex Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), has outstanding, as of the date hereof and as of the Closing (as defined herein), common units representing limited partner interests in the Partnership (the “Common Units”), subordinated units representing limited partner interests in the Partnership (the “Subordinated Units”), incentive distribution rights representing limited partner interests in the Partnership (the “IDRs”) and a non-economic general partner interest (the “GP Interest”);
WHEREAS, PennTex owns 92.5% of the outstanding IDRs (the “Holdco IDRs”), 3,262,019 of the outstanding Common Units (the “Holdco Common Units”), 12,500,000 of the outstanding Subordinated Units (the “Holdco Subordinated Units”) and a 92.5% membership interest in the General Partner (such IDRs, Common Units, Subordinated Units and membership interest collectively, the “Holdco Ownership Interests’);
WHEREAS, MRD Midstream owns 5.25% of the outstanding IDRs (the “MRD IDRs”), 2,127,704 of the outstanding Common Units (the “MRD Common Units”), 5,250,000 of the outstanding Subordinated Units (the “MRD Subordinated Units”) and a 5.25% membership interest in the General Partner (such IDRs, Common Units, Subordinated Units and membership interest collectively, the “MRD Interests”);

WHEREAS, WHR Midstream owns 2.25% of the outstanding IDRs (the “WHR IDRs”) and a 2.25% membership interest in the General Partner (such IDRs and membership interest, the “WHR Interests”);
WHEREAS, each of the WHR Investors owns the number of Common Units and Subordinated Units set forth across from such WHR Investor’s name on Exhibit B (collectively, the “WHR Investor Interests” and, together with the PennTex Membership Interests, the MRD Interests and the WHR Interests, the “Subject Interests”); and
WHEREAS, Contributors desire, jointly and severally, to contribute, assign, transfer and deliver to ETP, and ETP desires to acquire from Contributors, the Subject Interests, all upon the terms and subject to the conditions set forth herein.
A G R E E M E N T S
NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.
1.2    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “herein,” “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. Inclusion of a matter on a Schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Information disclosed in any Schedule shall also constitute a disclosure for purposes of another Schedule(s) to the extent it is reasonably apparent on the face of such Schedule that the disclosure of such information is applicable to such other Schedule notwithstanding the lack of a specific cross-reference to such other Schedule(s). The words “made available” by Contributors and words of similar import used herein means provided to ETP directly or in the virtual data room established by R.R. Donnelley for “Project Catapult” as of October 21, 2016. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
ACQUISITION OF THE SUBJECT INTERESTS; CLOSING
2.1    Acquisition of the Subject Interests. Upon the terms and subject to the conditions contained in this Agreement, Contributors, jointly and severally, agree to contribute, assign, transfer and deliver to ETP, and ETP agrees to acquire from Contributors, the Subject Interests for an aggregate consideration of six hundred forty million four hundred forty-two thousand two hundred twelve Dollars ($640,442,212) (as adjusted pursuant to Section 2.5, the “Consideration) consisting of:
(a)    an amount in cash equal to three hundred twenty million two hundred twenty-one thousand one hundred six Dollars ($320,221,106) (the “Cash Consideration”), which shall be treated as a purchase of Subject Interests by ETP from the Contributors ultimately receiving such Cash Consideration in accordance with Treasury Regulations Section 1.708-1(c)(4); and
(b)    the ETP Equity Consideration.
2.2    Allocation of Consideration. The Consideration shall be allocated among the Contributors in respect of the Subject Interests in accordance with the Allocation Schedule hereto.
2.3    Time and Place of Closing. Unless this Agreement is earlier terminated pursuant to Article XV, the closing (the “Closing”) of the transactions contemplated in this Agreement shall take place at the offices of Andrews Kurth Kenyon LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002 on the date that is three (3) Business Days after the satisfaction or, to the extent permissible, waiver of the conditions set forth in Article XIII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction and waiver of those conditions) or at such other place or at such other time as ETP and the Contributor Representatives may mutually agree (the date of the Closing being referred to herein as the “Closing Date”). The Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile delivery with exchange of original signatures by mail following the Closing. The Closing shall be deemed effective as of 12:01 a.m., Houston, Texas time, on the Closing Date.
2.4    Deliveries and Actions at Closing.
(a)    NGP’s Deliveries and Actions. At the Closing, NGP shall deliver or cause to be delivered to ETP each of the following:

(i)    Assignment of Interests. A duly executed counterpart of the Assignment of PennTex Membership Interest, substantially in the form attached hereto as Exhibit C-1 (the “Assignment of PennTex Membership Interest”).
(ii)    Officer’s Certificate. A certificate of an officer of NGP, certifying as to and attaching: (i) the resolutions of the sole member of the general partner of NGP authorizing the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (ii) the incumbency certificate of the officers of NGP authorized to execute this Agreement and the other Transaction Documents on behalf of NGP.
(iii)    Resignations. The resignations of each manager of PennTex designated by NGP and each Partnership Director designated by NGP from the board of directors or equivalent governing body of each of the (i) Holdco Entities and (ii) Partnership Entities, in each case to be effective as of the Closing.
(iv)    Certified Charter; Good Standing Certificates. A copy of the certificate of formation and a certificate of existence and good standing as of a recent date for each of NGP and PennTex, issued by the Secretary of State of Delaware.
(v)    Cross-Receipt. A cross-receipt duly executed by NGP and delivered to ETP certifying that NGP has received its allocated portion of the Consideration.
(vi)    FIRPTA Certificate. A certificate of NGP in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that NGP is not a “foreign person” within the meaning of Section 1445 of the Code.
(vii)    Registration Rights Agreement. A duly executed counterpart of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit H (the “Registration Rights Agreement”).
(b)    Holdco Investors’ Deliveries and Actions. At the Closing, each Holdco Investor shall execute and deliver, or cause to be executed and delivered, to ETP each of the following:
(i)    Assignment of Interests. A duly executed counterpart of the Assignment of PennTex Membership Interest.
(ii)    Resignations. The resignations of each of the managers and officers of PennTex and each Partnership Director (excluding any individuals designated by NGP) from the board of directors or equivalent governing body of each of the (i) Holdco Entities and (ii) Partnership Entities, in each case to be effective as of the Closing.
(iii)    Officer’s Certificate. With respect to each Holdco Investor that is a limited partnership, a certificate of an authorized representative of the general partner of such Holdco Investor, certifying as to and attaching: (i) the written approval of the general partner of such Holdco Investor authorizing the execution and delivery of this Agreement and the other

Transaction Documents and the transactions contemplated hereby and thereby, and (ii) the incumbency certificate of the representatives of such Holdco Investor authorized to execute this Agreement on behalf of such Holdco Investor.
(iv)    Cross-Receipt. A cross-receipt duly executed by each Holdco Investor and delivered to ETP certifying that such Holdco Investor has received such Holdco Investor’s allocated portion of the Consideration.
(v)    FIRPTA Certificate. A certificate from each Holdco Investor in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that such member is not a “foreign person” within the meaning of Section 1445 of the Code.
(vi)    Spousal Consent. With respect to each Holdco Investor that is an individual, a spousal consent duly executed by such Holdco Investor’s spouse (if any) substantially in the form attached hereto as Exhibit G (each, a “Spousal Consent”).
(vii)    Registration Rights Agreement. A counterpart of the Registration Rights Agreement duly executed by such Holdco Investor.
(c)    MRD Midstream’s Deliveries and Actions. At the Closing, MRD Midstream shall execute and deliver, or cause to be executed and delivered, to ETP each of the following:
(i)    Assignment of Interests. A duly executed counterpart of the Assignment of MRD Interests, substantially in the form attached hereto as Exhibit C-2 (the “Assignment of MRD Interests”).
(ii)    Instruction to Transfer Agent. A duly executed instruction letter to the PennTex Transfer Agent, in form and substance acceptable to the PennTex Transfer Agent, instructing the PennTex Transfer Agent to transfer the MRD Common Units and the MRD Subordinated Units to ETP, in an account to be specified by ETP in writing no fewer than three (3) Business Days prior to the Closing.
(iii)    Officer’s Certificate. A certificate of an officer of MRD Midstream, certifying as to and attaching: (i) the resolutions of the sole member of MRD Midstream authorizing the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (ii) the incumbency certificate of the officers of MRD Midstream authorized to execute this Agreement and the other Transaction Documents on behalf of MRD Midstream.
(iv)    Certified Charter; Good Standing Certificates. A copy of MRD Midstream’s certificate of formation and a certificate of existence and good standing as of a recent date for MRD Midstream, issued by the Secretary of State of Delaware.
(v)    Cross-Receipt. A cross-receipt duly executed by MRD Midstream and delivered to ETP certifying that MRD Midstream has received its allocated portion of the Consideration.

(vi)    FIRPTA Certificate. A certificate of MRD Midstream in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that MRD Midstream is not a “foreign person” within the meaning of Section 1445 of the Code.
(vii)    Assignment of IPO Registration Rights. A counterpart duly executed by MRD Midstream of the Assignment of IPO Registration Rights, substantially in the form attached as Exhibit D hereto (the “Assignment of IPO Registration Rights”).
(viii)    Registration Rights Agreement. A counterpart of the Registration Rights Agreement duly executed by MRD Midstream.
(d)    WHR Midstream’s Deliveries and Actions. At the Closing, WHR Midstream shall execute and deliver, or caused to be executed and delivered, to ETP each of the following:
(i)    Assignment of Interests. A duly executed counterpart of the Assignment of WHR Interests, substantially in the form attached hereto as Exhibit C-3 (the “Assignment of WHR Interests”).
(ii)    Officer’s Certificate. A certificate of an officer of WHR Midstream, certifying as to and attaching: (i) the resolutions of the board of managers of WHR Midstream authorizing the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (ii) the incumbency certificate of the officers of WHR Midstream authorized to execute this Agreement and the other Transaction Documents on behalf of WHR Midstream.
(iii)    Certified Charter; Good Standing Certificates. A copy of WHR Midstream’s certificate of formation and a certificate of existence and good standing as of a recent date for WHR Midstream, issued by the Secretary of State of Delaware.
(iv)    Cross-Receipt. A cross-receipt duly executed by WHR Midstream and delivered to ETP certifying that WHR Midstream has received its allocated portion of the Consideration.
(v)    FIRPTA Certificate. A certificate of WHR Midstream in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that WHR Midstream is not a “foreign person” within the meaning of Section 1445 of the Code.
(vi)    Assignment of IPO Registration Rights. A counterpart duly executed by WHR Midstream of the Assignment of IPO Registration Rights.
(vii)    Registration Rights Agreement. A counterpart of the Registration Rights Agreement duly executed by WHR Midstream.
(e)    WHR Investors’ Deliveries and Actions. At the Closing, each of the WHR Investors shall execute and deliver, or caused to be executed and delivered, to ETP each of the following:

(i)    Assignment of Interests. A duly executed counterpart of the Assignment of WHR Investor Interests, substantially in the form of Exhibit C-4 hereto (the “Assignment of WHR Investor Interests”).
(ii)    Instruction to Transfer Agent. A duly executed instruction letter to the PennTex Transfer Agent, in form and substance acceptable to the PennTex Transfer Agent, instructing the PennTex Transfer Agent to transfer the WHR Subordinated Units to ETP, in an account to be specified by ETP in writing no fewer than three (3) Business Days prior to the Closing.
(iii)    Cross-Receipt. A cross-receipt duly executed by each of the WHR Investors and delivered to ETP certifying that each of the WHR Investors has received its portion the Consideration.
(iv)    FIRPTA Certificate. A certificate of each of the WHR Investors in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) such WHR Investor is not a “foreign person” within the meaning of Section 1445 of the Code.
(v)    Assignment of IPO Registration Rights. A counterpart duly executed by each WHR Investor of the Assignment of IPO Registration Rights.
(vi)    Spousal Consent. With respect to each WHR Investor that is an individual, a Spousal Consent duly executed by such WHR Investor’s spouse (if any).
(vii)    Registration Rights Agreement. A counterpart of the Registration Rights Agreement duly executed by such WHR Investor.
(f)    ETP Deliveries and Actions. At the Closing, ETP shall execute and deliver, or cause to be executed and delivered, each of the following:
(i)    To each Contributor:
(A)    Cash Consideration. An amount by wire transfer of immediately available funds equal to (1) such Contributor’s allocated portion of the Cash Consideration, less (2) such Contributor’s Pro Rata Share of the Debt Repayment Amount, if applicable, in each case in accordance with the Allocation Schedule and to an account to be specified by such Contributor no fewer than three (3) Business Days prior to the Closing.
(B)    Closing Date Equity Consideration. A number of ETP Common Units equal to such Contributor’s allocated portion of the Closing Date Equity Consideration as set forth on the Allocation Schedule to an account at the ETP Transfer Agent specified by such Contributor no fewer than three (3) Business Days prior to the Closing.
(C)    ETP Partnership Agreement Amendment. A duly executed amendment to the Second Amended and Restated Agreement of Limited Partnership

of ETP, substantially in the form attached hereto as Exhibit E (the “ETP Partnership Agreement Amendment”).
(D)    Assignments of Interests. Counterparts duly executed by ETP of the Assignment of PennTex Membership Interests, the Assignment of MRD Interests, the Assignment of WHR Interests and the Assignment of WHR Investor Interests.
(E)    Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of ETP, certifying as to and attaching: (i) the resolutions of the management committee of ETP authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, and (ii) the incumbency certificate of the officers authorized to execute this Agreement on behalf of ETP.
(F)    Good Standing Certificate. A certificate from the Secretary of State of the State of Delaware evidencing that ETP is in good standing in the State of Delaware.
(G)    Cross-Receipt. A cross-receipt executed by ETP and delivered to Contributors certifying that ETP has received the Subject Interests.
(H)    Evaluation Agreement. A counterpart of the Evaluation Agreement duly executed by ETP.
(I)    Registration Rights Agreement. A counterpart of the Registration Rights Agreement duly executed by ETP.
(J)    Escrow Agreement. A counterpart of the Escrow Agreement duly executed by ETP.
(ii)    To Royal Bank of Canada, in its capacity as administrative agent under the Holdco Credit Agreement:
(A)    Debt Repayment Amount. An amount by wire transfer of immediately available funds equal to the Debt Repayment Amount to an account to be specified by Royal Bank of Canada no fewer than three (3) Business Days prior to the Closing.
(iii)    To ETP Transfer Agent:
(A)    Instruction to Transfer Agent. A duly executed instruction letter to the ETP Transfer Agent, in form and substance acceptable to the ETP Transfer Agent, instructing the ETP Transfer Agent to transfer the Holdback Equity Consideration to the Holdback Account.
(g)    Contributor Representatives’ Deliveries and Actions. At the Closing, NGP and Thomas F. Karam, each acting in its capacity as a Contributor Representative, shall execute and deliver, or cause to be executed and delivered, each of the following:

(i)    Evaluation Agreement. A counterpart of the Evaluation Agreement duly executed by such Contributor Representative on behalf of each of the Contributors.
(ii)    Escrow Agreement. A counterpart of the Escrow Agreement duly executed by such Contributor Representative on behalf of each of the Contributors.
2.5    Certain Adjustments.
(a)    If the Closing does not occur on or prior to the record date for the quarterly distribution to be paid in respect of each ETP Common Unit relating to the quarter ended September 30, 2016 (the “Third Quarter ETP Distribution”), the ETP Equity Consideration payable to each Contributor shall be increased by an amount equal to the Third Quarter ETP Distribution per unit in respect of such Contributor’s allocated portion of the ETP Equity Consideration set forth on the Allocation Schedule; provided, that with respect to each Contributor that is transferring Common Units or Subordinated Units to ETP pursuant to this Agreement, such increase in the ETP Equity Consideration shall be reduced by an amount equal to the quarterly distribution to be paid on any Common Units and Subordinated Units to be transferred by such Contributor to ETP with respect to the quarter ended September 30, 2016.
(b)    The ETP Cash Consideration received by the Holdco Group Members shall be further reduced by an amount equal to 50% of the total cost of providing the Retained PennTex Senior Executives the severance amounts and benefits set forth on the Allocation Schedule as of the date hereof; provided, however, that in no event shall the aggregate amount of such cost exceed $420,000 in the case of two Retained PennTex Senior Executive or $218,750 in the case of one Retained PennTex Senior Executive.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE HOLDCO GROUP MEMBERS
Each of the Holdco Group Members hereby represents and warrants, severally (solely with respect to such Holdco Group Member) and not jointly, to ETP, as of the date hereof (except as set forth in the applicable Schedule) and as of the Closing Date (except as set forth in the applicable Schedule, as amended or supplemented pursuant to Section 11.6) that:
3.1    Organization; Qualification. Each Holdco Entity is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a PennTex Material Adverse Effect. The Holdco Group has caused PennTex to make available to ETP true and complete copies of the Organizational Documents of each Holdco Entity, as in effect on the date hereof.
3.2    Capitalization.

(a)    Such Holdco Group Member is the record owner of and has good and valid title to the PennTex Membership Interests set forth across from such Holdco Group Member’s name on Exhibit B and owns such PennTex Membership Interests free and clear of all Liens. The PennTex Membership Interests have been duly authorized and validly issued in accordance with the Organizational Documents of PennTex, are fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
(b)    PennTex is the sole member of ManagementCo and owns a 100% membership interest in ManagementCo (the “ManagementCo Interest”) free and clear of all Liens, other than Liens created under the Holdco Credit Agreement. The ManagementCo Interest has been duly authorized and validly issued in accordance with the Organizational Documents of ManagementCo, is fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act) and has not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
(c)    PennTex is the sole member of NLA Holdings and owns a 100% membership interest in NLA Holdings (the “NLA Holdings Interest”) free and clear of all Liens, other than Liens created under the Holdco Credit Agreement. The NLA Holdings Interest has been duly authorized and validly issued in accordance with the Organizational Documents of NLA Holdings, is fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act) and has not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
3.3    Ownership of Interests.
(a)    Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, such Holdco Group Member will assign, convey, transfer and deliver to ETP good and valid title to the NGP Interest and Holdco Investors’ Interests, as applicable, owned by such Holdco Group Member and, after giving effect to each other Holdco Group Members’ assignment, conveyance, transfer and delivery of the PennTex Membership Interests owned by such other Holdco Group Members to ETP, will own good and valid title to the all of the issued and outstanding PennTex Membership Interests, in each case free and clear of all Liens other than transfer restrictions imposed by federal and state securities laws.
(b)    Such Holdco Group Member is not party to any Contract, arrangement or commitment obligating such Holdco Group Member to grant, deliver or sell, or cause to be granted, delivered or sold, any PennTex Membership Interests, other than this Agreement.
(c)    Except as set forth on Schedule 3.3(c), there are no voting trusts, proxies or other agreements or understandings to which such Holdco Group Members is bound with respect to the voting of the PennTex Membership Interests. Upon the consummation of the transactions contemplated by this Agreement and the Transaction Documents, each of the items listed on Schedule 3.3(c) will have been terminated.

3.4    Subsidiaries. Except for the ManagementCo Interest, the NLA Holdings Interest and the Holdco Ownership Interests, PennTex does not own, directly or indirectly, any stock or equity ownership (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other Person.
3.5    Business of Holdco Entities.
(a)     PennTex is not, and since January 9, 2014, has not been, engaged in or conducting any business or other activities other than (i) the ownership of the ManagementCo Interest, the NLA Holdings Interest and the Holdco Ownership Interests and the provision of certain services to the Partnership Entities (ii) the ownership and sale of all of the membership interests in PennTex Permian, LLC and its Subsidiaries, and has not incurred any indebtedness, liability or other obligations except in the ordinary course of business and in connection with or incidental to its ownership of such interests.
(b)    ManagementCo is not, and since October 15, 2014, has not, engaged in or conducted any business or other activities other than the provision of personnel and services to PennTex, PennTex Permian, LLC, the General Partner and the Partnership and has not incurred any indebtedness, liability or other obligations except in the ordinary course of business and in connection with or incidental to its ownership of such interests.
(c)    NLA Holdings is not, and since March 17, 2014, has not, engaged in or conducted any business or other activities other than the ownership of membership interests in the Partnership’s predecessor prior to the completion of the Partnership’s initial public offering and has not incurred any indebtedness, liability or other obligations except in the ordinary course of business and in connection with or incidental to its ownership of such interests.
3.6    Financial Statements of PennTex. Attached hereto as Schedule 3.6 are true and correct copies of the balance sheet and the related statements of income, changes in members’ equity and cash flows for PennTex as of and for the year ended December 31, 2015 (audited) and the balance sheet of PennTex and related statement of income for the nine months ended September 30, 2016 (unaudited) (collectively, the “PennTex Financial Statements”). The PennTex Financial Statements were prepared in accordance with GAAP (except as otherwise noted therein and subject, in the case of unaudited PennTex Financial Statements, to normal recurring year-end adjustments and the absence of footnotes), applied consistently in accordance with past practice and fairly present in all material respects the financial position of PennTex as of the dates thereof and its results of operations for the periods then ended. The PennTex Financial Statements are derived from the books and records of PennTex.
3.7    Absence of Certain Changes.
(a)    Except as set forth on Schedule 3.7(a), since the PennTex Balance Sheet Date, (i) the business of each of the Holdco Entities has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a PennTex Material Adverse Effect.

(b)    From the PennTex Balance Sheet Date until the date hereof, there has not been any action taken by any Holdco Entity that, if taken during the period from the date of this Agreement through the Closing Date without ETP’s consent, would constitute a breach or violation of Section 7.1.
3.8    Compliance with Law. Except for Environmental Laws and Tax matters, which are the subject of Section 3.10 and Article XII, respectively, (a) each of the Holdco Entities is in compliance in all material respects with all applicable Laws, (b) none of the Holdco Entities has received written notice of any material violation of any applicable Law or any Proceeding or investigation with respect to any Permit, (c) to the Knowledge of any Holdco Group Member, none of the Holdco Entities is under investigation by any Governmental Authority for potential material non-compliance with any Law or Permit and (d) to the Knowledge of any Holdco Group Member, there are no unsatisfied judgments, penalties or awards against or affecting any of the Holdco Entities or their respective properties. Schedule 3.8 sets forth all Permits as are necessary to use, own and operate the respective businesses of the Holdco Entities in the manner such assets are currently used, owned and operated by the Holdco Entities, including the names of the Permits and their respective dates of issuance. No event has occurred, to the Knowledge of any Holdco Group Member, that would prevent any material Permit from being renewed or reissued or which allows or, after notice or lapse of time, would allow such Permit to terminate or be modified or suspended.
3.9    Title to Assets; Real Property.
(a)    Each Holdco Entity has good and valid title to, or a valid leasehold interest in, all Holdco Real Property and personal property and other assets reflected in the PennTex Financial Statements or acquired after the PennTex Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since PennTex Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following:
(i)    Liens created under the Holdco Credit Agreement; or
(ii)    Permitted Liens;
(b)    Schedule 3.9(b) lists, with respect to the Holdco Entities, (i) the street address of each parcel of Holdco Real Property; (ii) if such property is leased or subleased by a Holdco Entity, the landlord under the lease, the rental amount currently being paid and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to Holdco Real Property, the Holdco Group Members have caused PennTex to deliver or make available to ETP true, complete and correct copies of any leases affecting the Holdco Real Property. No Holdco Entity is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Holdco Real Property.
(c)    No Holdco Entity owns any Real Property.

3.10    Environmental Matters. Except as to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Holdco Entities, taken as a whole, or as otherwise set forth on Schedule 3.10:
(a)    (i) no written notice, order, claim, request for information, complaint or penalty has been received since January 1, 2015 by any Holdco Entity, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the Knowledge of any Holdco Group Member, threatened, in the case of each of (i) and (ii), which allege a violation of or liability under any Environmental Law or Environmental Permit and relate to any Holdco Entity;
(b)    each Holdco Entity has timely obtained and currently holds all Environmental Permits and is and since January 1, 2015 has been in compliance with the terms of such Environmental Permits and with all other applicable Environmental Laws;
(c)    except as would not require pursuant to Environmental Law any release reporting, investigation, remediation or monitoring by, or would not reasonably be expected to result in a third-party Claim against, any Holdco Entity, there has been no release to the environment of Hazardous Substances at any former or currently owned, leased or operated real property of any Holdco Entity or any real property to which Hazardous Substances generated by any Holdco Entity have been transported by or on behalf of any Holdco Entity for disposal or treatment;
(d)    no Holdco Entity has an outstanding indemnity obligations to any Person pursuant to any written agreement for any liability arising under Environmental Laws; and
(e)    to the Knowledge of any Holdco Group Member, PennTex has provided all Phase I or Phase II environmental site assessments in the possession or control of, and any environmental compliance audits conducted within the past four years by, NGP or any Holdco Entity of any property currently or formerly owned or leased by any Holdco Entity.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 3.10 shall be the sole representations and warranties of the Holdco Group Members relating to Environmental Laws, Environmental Permits, the storage or release of Hazardous Substances and other matters of environmental concern or any liabilities, obligations or conditions thereunder.

3.11    Material Contracts.
(a)    As of the date hereof, except as set forth on Schedule 3.11(a) or with respect to any Contracts (x) which have been terminated prior to the date hereof and under which the Company has no further obligation or (y) which have been fully performed by all parties thereto prior to the date hereof, no Holdco Entity is a party to or bound by:
(i)    any lease (whether of real or personal property) providing for annual rentals of $1,000,000 or more that cannot be terminated on not more than 60 days’ notice without payment by such Holdco Entity of any material penalty;

(ii)    any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by such Holdco Entity of $1,000,000 or more or (B) aggregate payments by such Holdco Entity of $3,000,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by such Holdco Entity of any material early-termination penalty;
(iii)    any sales, distribution or other similar Contract providing for the sale by such Holdco Entity of materials, supplies, goods, services, equipment or other assets that provides for annual payments to such Holdco Entity of $5,000,000 or more in aggregate that cannot be terminated on not more than 60 days’ notice without payment by such Holdco Entity of any material early-termination penalty;
(iv)    any Contract that provides for the indemnification by any Holdco Entity of any Person or the assumption of any Tax, environmental or other liability of any Person;
(v)    any employment Contract or Contract with any independent contractor or consultant (or similar arrangements) which, in either case, is not cancellable without a material early-termination penalty payable by any Holdco Entity or without more than 60 days’ notice;
(vi)    any partnership or joint venture agreement;
(vii)    relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;
(viii)    any Contract with any Governmental Authority;
(ix)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which such Holdco Entity has ongoing obligations including, without limitation, any indemnity obligations;
(x)    any Contract relating to indebtedness for borrowed money (including any forgiveness therefor) or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding $1,000,000;
(xi)    any Contract that materially limits the freedom of such Holdco Entity to compete in any line of business or with any Person or in any area after the Closing;
(xii)    any Contract that contains (A) most favored customer pricing provisions (other than pricing provisions governed by reference to a pricing service or other third-party pricing mechanism) with any third party (other than Contracts terminable by such Holdco Entity upon not more than 60 days’ notice without payment by such Holdco Entity of any material early-termination penalty) or (B) a put, call, right of first refusal or similar right pursuant to which such Holdco Entity would be required to purchase or sell, as applicable, any ownership interests of any Person;

(xiii)    any Contract with any Partnership Entity or with any Holdco Group Member or any of their respective Affiliates or any director or officer of any Partnership Entity or with any Holdco Group Member or any of their respective Affiliates; or
(xiv)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
(b)    Each Contract or plan required to be disclosed pursuant to Section 3.11(a) (collectively, the “Holdco Material Contracts”) is a valid and binding agreement of each Holdco Entity party thereto and is in full force and effect and enforceable against each party thereto in accordance with its terms, and no Holdco Entity nor, to the Knowledge of any Holdco Group Member, any other party thereto, is in default or breach in any respect under the terms of any such Contract or plan, except for any such defaults or breaches which would not, individually or in the aggregate, result in a termination thereof or cause or permit the acceleration of any obligation or the loss of any material benefit of the Holdco Entity party thereto.
3.12    No Indebtedness; No Undisclosed Liabilities. Except as set forth on Schedule 3.12, none of the Holdco Entities has any Indebtedness and there are no liabilities of any of the Holdco Entities that, individually or in the aggregate, are material to the Holdco Entities, other than:
(a)    liabilities provided for in the latest balance sheet included in the PennTex Financial Statements;
(b)    liabilities that would not be required to be shown on a consolidated balance sheet of the Holdco Entities prepared under GAAP;
(c)    liabilities disclosed in, related to or arising under any Contracts, instruments or other matters that are disclosed in this Agreement or any Schedule hereto; or
(d)    liabilities incurred by any of the Holdco Entities since the PennTex Balance Sheet Date included in the PennTex Financial Statements in the ordinary course of business and consistent with past practices.
3.13    Legal Proceedings. Other than as set forth on Schedule 3.13, there is no claim, Action, suit, investigation or proceeding pending against, or to the Knowledge of any Holdco Group Member, threatened against or affecting, any Holdco Entity, or any of their respective properties before any arbitrator or any Governmental Authority that is material to the Holdco Entities, taken as a whole, or which in any manner challenges or seeks to prevent, enjoin or materially delay the transactions contemplated by this Agreement and the other Transaction Documents. None of the Holdco Entities, nor any of their respective material properties or assets, is subject to any order, writ, judgment, injunction or decree of any Governmental Authority.
3.14    Employee Benefits; Employment and Labor Matters.
(a)    Schedule 3.14(a) sets forth a true, correct and complete list of all PennTex Benefit Plans other than those providing immaterial fringe benefits. No Holdco Entity sponsors, maintains,

contributes to or is required to contribute to any Employee Benefit Plan other than the PennTex Benefit Plans.
(b)    With respect to each PennTex Benefit Plan, the Holdco Group has caused PennTex to provide to ETP accurate, current and complete copies of each of the following: (i) where the PennTex Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the PennTex Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of all trust agreements and other funding arrangements, insurance policies and contracts, administration agreements and similar agreements; (iv) where applicable, summary plan descriptions, and summaries of material modifications thereto; (v) in the case of any PennTex Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the IRS; (vi) in the case of any PennTex Benefit Plan for which a Form 5500 is required to be filed, the filed Forms 5500, with schedules and actuarial reports attached for the three most recently completed plan years; (vii) copies of material notices, letters or other correspondence with the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority relating to the PennTex Benefit Plan; and (viii) the nondiscrimination testing results performed under the Code for the past three plan years.
(c)    Except as disclosed on Schedule 3.14(c):
(i)    Each PennTex Benefit Plan has been administered, operated and maintained at all times in material compliance in all respects with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements;
(ii)    There are no material Actions pending (other than routine claims for benefits) or, to the Knowledge of any Holdco Group Member, threatened, with respect to any PennTex Benefit Plan and no PennTex Benefit Plan (or the assets thereof) is under audit or is subject to an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency nor, to the Knowledge of any Holdco Group Member, is any such audit or investigation pending or threatened;
(iii)    Except as could not result in material liability to any Holdco Entity, all contributions, premiums and payments required to be made as of the date this representation is given to or under each PennTex Benefit Plan have been timely made or, if not yet due, have been properly reflected in the PennTex Financial Statements prior to the date of this Agreement;
(iv)    Except as could not result in material liability to any Holdco Entity, each PennTex Benefit Plan intended to be qualified under Section 401 of the Code is so qualified and has received a current favorable determination letter, advisory letter or opinion letter from the Internal Revenue Service or has pending; and
(v)    No event has occurred and no condition exists with respect to any PennTex Benefit Plan that could subject any Holdco Entity to any material tax, fine, lien, penalty or other liability (whether actual or contingent) imposed by ERISA or the Code and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any PennTex Benefit Plan that could result in material liability to any Holdco Entity. Nothing has occurred with respect to any PennTex Benefit Plan that has subjected any PennTex Benefit Plan or any Holdco Entity or could subject any of the foregoing to (i) any material penalty or liability under Section 502 of ERISA or (ii) material liability as a result of any breach of any fiduciary duty.
(d)    At the Closing, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will be an “excess parachute payment” within the meaning of Section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Section 280G of the Code, or will be subject to a Tax under Section 4999 of the Code. No PennTex Benefit Plan provides for and none of the Holdco Entities or their respective Affiliates has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.
(e)    Except as disclosed on Schedule 3.14(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (whether alone or in conjunction with a subsequent event) will (either alone or in conjunction with the occurrence of any additional or subsequent events where such additional or subsequent event would not by itself have such result): (i) entitle any current or former director, officer, employee, contractor or consultant of any Holdco Entity or their respective Affiliates to severance pay or any other payment other than as expressly contemplated by Section 10.1; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Holdco Entity or their respective Affiliates to merge, amend or terminate any PennTex Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any PennTex Benefit Plan; or (v) result in the forgiveness of any indebtedness of any current or former director, officer, employee, contractor or consultant.
(f)    No PennTex Benefit Plan is (i) a “multiemployer pension plan” (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan (as defined in Section 4063(a) of ERISA), (iii) a plan subject to Section 412 of the Code or to Section 302 or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA) and no Holdco Entity has sponsored, maintained or contributed to, been required to contribute to, or been a participating employer in or with respect to any of the foregoing types of Employee Benefit Plans. Except as could not result in any liability to any Holdco Entity after the Closing or to ETP, no ERISA Affiliate of a Holdco Entity (i) sponsors, maintains or contributes to, is required to contribute to, is a participating employer in (or has done or been any of the foregoing) or has any liability (whether actual, contingent or otherwise) with respect to any of the types of Employee Benefit Plans described in the foregoing sentence (irrespective of whether such Employee Benefit Plans are also PennTex Benefit Plans), or (ii) has any liability (whether actual, contingent or otherwise) on account of a violation of COBRA, Part 7 of Subtitle B of Title I of ERISA, 4980D of the Code or the ACA. To the Knowledge of any Holdco Group Member, no Holdco Group Member has any liability (whether actual, contingent or otherwise) with respect to any of the types of Employee Benefit Plans described in the first sentence of this Section 3.14(f) (irrespective of whether such Employee Benefit Plans are also PennTex Benefit Plans). No PennTex Benefit Plan (i) provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States or (ii) is subject to the Laws of a jurisdiction outside the United States.
(g)    No PennTex Benefit Plan provides or is required to provide any post-employment or retiree medical or life insurance benefits coverage to any person and none of the Holdco Entities is contractually or otherwise obligated (whether or not in writing) to provide or make available to any person life insurance or medical benefits coverage following retirement or termination of employment, in any case other than as required by COBRA. No Holdco Entity has any liability on account of a violation of COBRA, Part 7 of Subtitle B of Title I of ERISA, 4980D of the Code or the ACA.
(h)    Except as disclosed on Schedule 3.14(i), each PennTex Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated at all times in all respects in compliance with Section 409A of the Code and all applicable regulations and notices issued thereunder, and (ii) at all times has been in documentary compliance with Section 409A of the Code.
(i)    Prior to the date hereof, the Holdco Group has caused PennTex to provide to ETP a true, correct and complete list of all PennTex Employees and, with respect to each PennTex Employee, his or her (i) name; (ii) title or position (including whether full or part time); (iii) employer, (iv) employment location, (v) hire date (and adjusted hire date, if applicable); (vi) current annual base compensation rate; (vii) commission, bonus or other incentive-based compensation arrangement (including target bonus, if applicable); (vii) a description of the fringe benefits provided to each such individual as of the date hereof; and (viii) whether such individual is currently actively employed and, if not, the nature of the leave of absence, when such leave began and the expected return to work date. Except as would not reasonably be expected to result in material liability to a Holdco Entity, each individual who is classified as an Employee or consultant or independent contractor by any Contributor, Holdco Entity or Affiliate of any of the foregoing has been properly so classified at all times for all purposes.
(j)    Except as would not reasonably be expected to result in material liability to any Holdco Entity, (i) each of the Holdco Entities has at all times been in compliance in all material respects with all applicable labor and employment Laws including, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, and wrongful discharge; (ii) no material action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Holdco Entities is pending or, to the Knowledge of any Holdco Group Member, threatened against any of the Holdco Entities (including with respect to alleged sexual harassment, unfair labor practices or discrimination); and (iii) none of the Holdco

Entities is subject to or otherwise bound by, any material consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the Holdco Entities.
(k)     (i) None of the Holdco Entities is a signatory party to or otherwise subject to any collective bargaining agreements, (ii) none of the employees of the Holdco Entities is represented by a labor union and, to the Knowledge of any Holdco Group Member, there has not been any effort to organize any of the employees of the Holdco Entities in the past five years, and (iii) there is no material labor dispute, strike, work stoppage or other material labor trouble against any of the Holdco Entities pending or, to the Knowledge of any Holdco Group Member, threatened.
3.15    Intellectual Property.
(a)    Schedule 3.15 contains a list of all registrations and applications for registration included in the Intellectual Property owned by any Holdco Entity
(b)    No Intellectual Property owned by any Holdco Entity is subject to any outstanding judgment, injunction, order, decree or Contract restricting the use thereof by the Holdco Entities or restricting the licensing thereof by any Holdco Entity to any Person.
(c)    To the Knowledge of any Holdco Group Member, no third party has asserted in writing and delivered to any Holdco Entity an unresolved claim that such Holdco Entity is infringing on the Intellectual Property of such third party.
3.16    Affiliate Arrangements. (a) Except as set forth in Schedule 3.16, there is no Contract or arrangement between any Holdco Group Member or any of their respective Affiliates (excluding the Holdco Entities or any Partnership Entity), on the one hand, and any Holdco Entity or Partnership Entity, on the other hand.
(b)    At or prior to the Closing, each Contract or arrangement described in Schedule 3.16(b) will be cancelled and no Holdco Entity will have any remaining liability or obligation thereunder.
3.17    Insurance Coverage. The Holdco Entities have caused PennTex to make available to ETP a list of, and true and complete copies of, all material liability, property, fire, casualty, pollution, product liability, workers’ compensation and other insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Holdco Entity. There are no material claims by any Holdco Entity pending under any of such policies or bonds as to which coverage has been disclaimed, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. To the Knowledge of any Holdco Group Member, no Holdco Entity has received any written notice from the underwriter of any of such policies cancelling or materially amending any of such policies. All premiums due and payable for such policies have been paid, and each of such policies or extensions or renewals thereof are outstanding and in full force.
3.18    Books and Records. The minute books of the Holdco Entities contain true and complete copies of all actions taken at all meetings of the governing body of each of the Holdco

Entities (or the manager, member, general partner or other governing entity thereof), or any committee thereof, and all written consents executed in lieu of any such meetings.
3.19    Bankruptcy; Solvency. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against or, to the Knowledge of any Holdco Group Member, threatened, against any Holdco Group Member or any Holdco Entity. Each Holdco Group Member is, and upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents will be, Solvent.
3.20    Officers and Bank Accounts. Schedule 3.20 contains a true, correct and complete list of (a) each officer, director or manager of any Holdco Entity, (b) each bank account of any Holdco Entity and (c) the persons authorized to sign checks drawn on such accounts.
3.21    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, ARTICLE IV OR ARTICLE V, AND THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, SUCH HOLDCO GROUP MEMBER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SUCH HOLDCO GROUP MEMBER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE GP OWNERS
Each of PennTex, MRD Midstream and WHR Midstream (collectively, the “GP Owners”) hereby represents and warrants, severally (solely with respect to such GP Owner) and not jointly, to ETP, as of the date hereof (except as set forth in the applicable Schedule) and as of the Closing Date (except as set forth in the applicable Schedule, as amended or supplemented pursuant to Section 11.6) and, in each case, except as disclosed in the Partnership SEC Documents (excluding any disclosures set forth in any such Partnership SEC Documents in any risk factor section or in any section relating to forward-looking statements therein or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), as of the date hereof and as of the Closing Date:
4.1    Organization; Qualification. Each Partnership Entity is an entity duly formed, validly existing and in good standing under the laws of its state of organization and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. PennTex has made available to ETP true and complete copies of the Organizational Documents of each Partnership Entity, as in effect on the date hereof.

4.2    Capitalization.
(a)    Such GP Owner is the record owner of and has good and valid title to the GP Membership Interests set forth across from such GP Owner’s name on Exhibit B and owns such GP Membership Interests free and clear of all Liens. The GP Membership Interests have been duly authorized and validly issued in accordance with the Organizational Documents of the General Partner, are fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
(b)    The General Partner is the record owner of and has good and valid title to the GP Interest. The GP Interest has been duly authorized and validly issued in accordance with the Partnership LP Agreement, is fully paid and has not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The GP Interest is owned by the General Partner free and clear of all Liens.
(c)    As of the date hereof: (i) 20,184,020 Common Units are issued and outstanding, (ii) 20,000,000 Subordinated Units are issued and outstanding, all of which are owned by Contributors, (iii) the issued and outstanding IDRs are owned 92.5% by PennTex, 5.25% by MRD Midstream and 2.25% by WHR Midstream, (iv) except pursuant to the Equity Plan (as defined below) no Partnership options, indebtedness or other securities (other than the Subordinated Units) are outstanding that are exercisable or exchangeable for or convertible into any limited partner interests in the Partnership, including without limitation Common Units, Subordinated Units or IDRs, (v) 2,229,352 Common Units are available for issuance under the PennTex Midstream Partners, LP 2015 Long-Term Incentive Plan (the “Equity Plan”), of which zero Common Units are subject to issuance upon the exercise of outstanding Partnership options, and (vi) 786,628 Common Units are subject to issuance upon the settlement of outstanding phantom units.
(d)    All of the issued and outstanding limited partner interests in the Partnership are duly authorized and validly issued in accordance with the Organizational Documents of the Partnership, and are fully paid (to the extent required under the Organizational Documents of the Partnership) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
(e)    Except as set forth in the Organizational Documents of the Partnership, there are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, Contracts, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Partnership Entities to issue or sell any equity interests of the Partnership or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in the Partnership, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the rights of the General Partner pursuant to the Partnership LP Agreement, there are no preemptive rights, rights of first refusal or other outstanding options, warrants, conversion rights, redemption rights, repurchase rights, calls or subscription agreements pursuant to any Partnership Entity’s Organizational Documents or any other Contract to which a Partnership Entity is party that are or will be exercisable in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.
(f)    None of the Partnership Entities has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Partnership on any matter.
4.3    General Partner Subsidiaries. The General Partner does not own, directly or indirectly, any Subsidiaries other than the Partnership and its Subsidiaries.
4.4    Partnership Subsidiaries.
(a)    Schedule 4.4(a) sets forth the name of each direct and indirect Subsidiary of Partnership and the jurisdiction of its incorporation or formation, as applicable. The Partnership is the sole stockholder of PennTex Finance Corp. (“FinCo”) and owns 100% of the issued and outstanding capital stock of FinCo; such capital stock has been duly authorized and is validly issued in accordance with the Organizational Documents of FinCo and is fully paid (to the extent required under the Organizational Documents of FinCo) and nonassessable; and the Partnership owns such capital stock free and clear of all Liens, except for those Liens securing obligations under the Partnership Credit Facility and except for transfer restrictions imposed under federal and state securities laws or under the Organizational Documents of FinCo. The Partnership is the sole member of the PennTex Midstream Operating, LLC (the “Operating Company”) and owns 100% of the membership interests in the Operating Company; such membership interests have been duly authorized and are validly issued in accordance with the limited liability company agreement of the Operating Company (the “Operating Company Operating Agreement”) and are fully paid (to the extent required under the Operating Company Operating Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such membership interests free and clear of all Liens, except for those Liens securing obligations under the Partnership Credit Facility and except for transfer restrictions imposed under federal and state securities laws or under the Operating Company Operating Agreement. The Operating Company owns, directly or indirectly, 100% of the membership interests in each of the Operating Company Subsidiaries; such equity interests have been duly authorized and are validly issued in accordance with the Organizational Documents of each Operating Company Subsidiary and are fully paid (to the extent required under such Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and the Operating Company owns, directly or indirectly, such equity interests free and clear of all Liens, except for those Liens securing obligations under the Partnership Credit Facility and except for the transfer restrictions imposed under federal and state securities laws or under the Organizational Documents of the applicable Operating Company Subsidiary.
(b)    Other than (i) the Partnership’s ownership of its 100% membership interest in the Operating Company, (ii) the Partnership’s ownership of 100% of the issued and outstanding capital stock of FinCo and (iii) the Operating Company’s direct or indirect ownership of 100% of the membership interests in each of the Operating Company Subsidiaries, none of the Partnership, FinCo or the Operating Company owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.
(c)    Subject to limitations under applicable Law and the Partnership Credit Facility, no Subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any dividends to the Partnership, from making any other distribution on such Subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such Subsidiary from the Partnership or from transferring any of such Subsidiary’s property or assets to the Partnership or any other Subsidiary of the Partnership.
4.5    Business of the General Partner. The General Partner is not, and since August 9, 2014, has not, engaged in or conducted any business or other activities other than acting as the general partner of the Partnership and owning the GP Interest and has not incurred any indebtedness, liability or other obligations except in the ordinary course of business in connection with or incidental to its performance as general partner of the Partnership.
4.6    SEC Filings Regarding the Partnership.
(a)    The Partnership has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Partnership since June 9, 2015, including any exhibit required to be filed therewith or incorporated by reference therein pursuant to Item 601(b)(3), 601(b)(4) or 601(b)(10) of Regulation S-K of the Commission (collectively, the “Partnership SEC Documents”).
(b)    As of its filing date (and as of the date of any amendment thereto), each Current SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.
(c)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing amending or superseding same), each Partnership SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)    Each Partnership SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective or is deemed to have become effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e)    Except as set forth in Schedule 4.6(e), since June 30, 2016, the business of the General Partner, taken as a whole, has been conducted in the ordinary course consistent with past practice, except for any matters that would not, individually or in the aggregate, be material to the business of the General Partner, and there has not been any change, circumstance, effect, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.7    Partnership Financial Statements.
(a)    Each of the financial statements of the Partnership included or incorporated by reference in the Partnership SEC Documents (“Partnership Financial Statements”) complied at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of the Partnership as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures as permitted by the rules and regulations of the Commission.
(b)    Ernst & Young LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
(c)    None of the Partnership Entities has any material liability of the type required to be reflected on a consolidated balance sheet of the Partnership and its Subsidiaries prepared in accordance with GAAP, except for (i) liabilities set forth on the most recent unaudited consolidated balance sheet of the Partnership included in the Partnership SEC Documents filed prior to the date hereof (the “Partnership Balance Sheet Date”) or the notes thereto and (ii) liabilities that have arisen since the Partnership Balance Sheet Date in the ordinary course of business.
4.8    Absence of Certain Changes.
(a)    Except as set forth on Schedule 4.8(a), since the Partnership Balance Sheet Date, (i) the business of the Partnership has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(b)    From the Partnership Balance Sheet Date until the date hereof, there has not been any action taken by any Partnership Entity that, if taken during the period from the date of this Agreement through the Closing Date without ETP’s consent, would constitute a breach or violation of Section 8.1.

4.9    Compliance with Law. The General Partner and, to the Knowledge of the General Partner, each other Partnership Entity (a) is in compliance in all material respects with all applicable Laws, (b) has not received written notice of any material violation of any applicable Law, (c) is not under investigation by any Governmental Authority for potential material non-compliance with any Law and (d) is not subject to any material unsatisfied judgment, penalty or award against or affecting any of the Partnership Entities or their respective properties that, individually or in the aggregate, is material to the Partnership Entities.
4.10    NASDAQ Listing. All outstanding Common Units are listed on the NASDAQ Global Select Market (“NASDAQ”), all Common Units issuable upon conversion of the Subordinated Units have been properly reserved for listing on the NASDAQ and no Partnership Entity has received any notice of delisting.
4.11    Officers and Bank Accounts. Schedule 4.11 contains a true, correct and complete list of (a) each officer, director or manager of any Partnership Entity, (b) each bank account of any Partnership Entity and (c) the persons authorized to sign checks drawn on such accounts.
4.12    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, ARTICLE IV OR ARTICLE V, AND THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, SUCH GP OWNER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SUCH GP OWNER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS
Each Contributor hereby represents and warrants, severally (solely with respect to such Contributor) and not jointly, to ETP, that, except as set forth in the Schedules (as amended or supplemented pursuant to Section 11.6), as of the date hereof and as of the Closing Date:
5.1    Organization; Qualification. With respect to any Contributor that is an entity, such Contributor is duly formed, validly existing and in good standing under the laws of the state of its organization and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to prevent such Contributor from entering into this Agreement and the other Transaction Documents to which such Contributor is or will be a party and to consummate the transactions contemplated hereby and thereby. With respect to any Contributor that is an entity, such Contributor is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to prevent or materially delay such Contributor from entering into this Agreement and the other Transaction Documents to which such Contributor is or will be a party and to consummate the transactions contemplated hereby and thereby.
5.2    Authority; Enforceability.
(a)    With respect to any Contributor that is an entity, such Contributor has all requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. With respect to any Contributor that is an individual, such individual has full capacity to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Contributor of this Agreement and the other Transaction Documents to which such Contributor is or will be a party, and the consummation by such Contributor of the transactions contemplated hereby and thereby, have been duly and validly authorized by such Contributor, and no other proceedings on the part of such Contributor are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party or to consummate the transactions contemplated by hereby and thereby.
(b)    This Agreement and the other Transaction Documents to which such Contributor is or will be a party have been duly executed and delivered by such Contributor, and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement and each Transaction Document to which such Contributor is or will be a party constitutes the valid and binding agreement of such Contributor, enforceable against such Contributor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
5.3    Non-Contravention. The execution, delivery and performance by such Contributor of this Agreement and the other Transaction Documents to which such Contributor is or will be a party and the consummation by such Contributor of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in any breach of any provision of the Organizational Documents of such Contributor; (b) constitute a default (or an event that with the giving of notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which such Contributor is a party or by which any property or asset of such Contributor is bound or affected; (c) assuming compliance with the matters referred to in Section 11.1, violate any Law or Governmental Order to which such Contributor is subject or by which such Contributor’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Contributor; except to the extent that, with respect to clauses (b) and (c), such default, event, termination, cancellation, amendment, preferential purchase right, acceleration or violation would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which such Contributor is or will be a party or to materially impair such Contributor’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is or will be a party.
5.4    Ownership of Interests.
(a)    Such Contributor has good and valid title to the equity interests listed across from such Contributor’s name in Exhibit B hereto.
(b)    Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, such Contributor will assign, convey, transfer and deliver to ETP good and valid title to, and ETP will own good and valid title to, the equity interests listed across from such Contributor’s name in Exhibit B hereto (except for the membership interests in the General Partner owned by PennTex), in each case free and clear of all Liens other than transfer restrictions imposed by federal and state securities laws.
(c)    Such Contributor is not a party to any Contract, arrangement or commitment obligating such Contributor to grant, deliver or sell, or cause to be granted, delivered or sold, the equity interests listed across from such Contributor’s name in Exhibit B hereto, other than this Agreement.
(d)    Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, there will be no voting trusts, proxies or other agreements or understandings to which such Contributor is bound with respect to the voting of the equity interests listed across from such Contributor’s name in Exhibit B hereto.
5.5    Governmental Approvals. Except as set forth on Schedule 5.5, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority by such Contributor is necessary for the consummation by such Contributor of the transactions contemplated by this Agreement and the other Transaction Documents to which such Contributor is or will be a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which such Contributor is or will be a party or, to materially impair such Contributor’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.
5.6    Legal Proceedings. Other than as is set forth on Schedule 5.6, there are no material Proceedings pending or, to the Knowledge of such Contributor, threatened against such Contributor, except such Proceedings as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Contributor is or will be a party or to materially impair such Contributor’s ability to perform its obligations under the Transaction Documents to which it is or will be a party.

5.7    Broker’s Fee. None of ETP nor any Partnership Entity has or will have any liability or obligation to any broker, investment banker, financial advisor or other Person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Contributor, any Holdco Entity or any Partnership Entity.
5.8    Matters Relating to Acquisition of the ETP Common Units.
(a)    Such Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the ETP Common Units and is capable of bearing the economic risk of such investment. Such Contributor is acquiring the ETP Common Units for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the ETP Common Units. Such Contributor does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the ETP Common Units. Such Contributor acknowledges and understands that (i) the acquisition of the ETP Common Units has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the ETP Common Units will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. Such Contributor agrees that the ETP Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws. Each Contributor acknowledges that the ETP Common Units to be issued at the Closing as the ETP Equity Consideration will bear a restrictive legend in the following or similar form:
THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE HOLDER OF THESE SECURITIES ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER PARTNERS, L.P. THAT THESE SECURITIES MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENERGY TRANSFER PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF ENERGY TRANSFER

PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THESE SECURITIES IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ENERGY TRANSFER PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THESE SECURITIES ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THESE SECURITIES ARE LISTED OR ADMITTED TO TRADING.
(b)    Such Contributor has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the ETP Common Units. Such Contributor has had an opportunity to ask questions and receive answers from Contributors regarding the terms and conditions of the offering of the ETP Common Units and the business, properties, prospects and financial condition of ETP. The foregoing, however, does not modify the representations and warranties of ETP in Article VI and such representations and warranties constitute the sole and exclusive representations and warranties of ETP to such Contributor in connection with the transactions contemplated by this Agreement.
5.9    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, ARTICLE IV OR ARTICLE V, AND THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, SUCH CONTRIBUTOR MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SUCH CONTRIBUTOR HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ETP
ETP hereby represents and warrants to Contributors that, as of the date hereof and as of the Closing Date:
6.1    Organization; Qualification. ETP is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. ETP is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair ETP’s ability to perform its obligations under this Agreement. ETP has made available to Contributors true and complete copies of the Organizational Documents of ETP as in effect on the date hereof.
6.2    Authority; Enforceability.
(a)    ETP has the requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated thereby. The execution and delivery by ETP of the Transaction Documents to which ETP is or will be a party, and the consummation by ETP of the transactions contemplated thereby, have been duly and validly authorized by ETP, and no other proceedings on the part of ETP are necessary to authorize the Transaction Documents to which it is or will be a party or to consummate the transactions contemplated by the Transaction Documents to which it is or will be a party.
(b)    The Transaction Documents to which ETP is or will be a party have been duly executed and delivered by ETP, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which ETP is or will be a party constitutes the valid and binding agreement of ETP, enforceable against ETP in accordance with its terms, except as such enforceability may be limited by applicable Creditors’ Rights.
6.3    Non-Contravention. Except as set forth on Schedule 6.3, the execution, delivery and performance by ETP of this Agreement and the other Transaction Documents to which ETP is or will be a party, and the consummation by ETP of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in any breach of any provision of the Organizational Documents of ETP; (b) constitute a default (or an event that with the giving of notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which ETP or its Subsidiaries is a party or by which any property or asset of ETP or its Subsidiaries is bound or affected; (c) assuming compliance with the matters referred to in Section 11.1, violate any Law or Governmental Order to which ETP or its Subsidiaries is subject or by which any of ETP’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of ETP or its Subsidiaries; except to the extent that, with respect to clauses (b) and (c), such default, event, obligation, termination, cancellation, amendment, preferential purchase right, acceleration, violation would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which ETP is or will be a party or to materially impair ETP’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.
6.4    Governmental Approvals. Except as set forth on Schedule 6.4, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority by ETP is necessary for the consummation by ETP of the transactions contemplated by the Transaction Documents to which it is or will be a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which ETP is or will be a party or to materially impair ETP’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.
6.5    Legal Proceedings. Other than as is set forth on Schedule 6.5, there are no material Proceedings pending or, to the Knowledge of ETP, threatened against ETP, except such Proceedings as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which ETP is or will be a party or to materially impair ETP’s ability to perform its obligations under the Transaction Documents to which it is or will be a party.
6.6    SEC Filings Regarding ETP.
(a)    ETP has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by ETP since January 1, 2016, including any exhibit required to be filed therewith or incorporated by reference therein pursuant to Item 601(b)(3), 601(b)(4) or 601(b)(10) of Regulation S-K of the Commission (collectively, the “ETP SEC Documents”).
(b)    As of its filing date (and as of the date of any amendment thereto), each ETP SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.
(c)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing amending or superseding same), each ETP SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)    Each ETP SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective or is deemed to have become effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
6.7    Broker’s Fee. No Contributor has or will have any liability or obligation to any broker, investment banker, financial advisor or other Person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ETP.
6.8    Financing. At Closing, ETP will have sufficient immediately available funds to enable it to make payment of the Cash Consideration at the Closing without encumbrance or delay and without causing ETP to become insolvent or to declare insolvency.

6.9    Valid Issuance. The issuance of the ETP Common Units constituting the ETP Equity Consideration has been duly authorized in accordance with the Organizational Documents of ETP. Such ETP Common Units, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Organizational Documents of ETP), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and, assuming each Contributor is an “Eligible Citizen” as such term is defined in the Organizational Documents of ETP and except as otherwise provided in the Organizational Documents of ETP, free of any Liens, other than transfer restrictions imposed by federal and state securities laws or the Organizational Documents of such Contributor.
6.10    Matters Relating to Acquisition of the Subject Interests.
(a)    ETP has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subject Interests and is capable of bearing the economic risk of such investment. ETP is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. ETP is acquiring the Subject Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Subject Interests. ETP does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Subject Interests. ETP acknowledges and understands that (i) the acquisition of the Subject Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Subject Interests will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. ETP agrees that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.
(b)    ETP has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Subject Interests. ETP has had an opportunity to ask questions and receive answers from Contributors regarding the terms and conditions of the offering of the Subject Interests and the business, properties, prospects and financial condition of the Partnership. The foregoing, however, does not modify the representations and warranties of Contributors in Article V and such representations and warranties constitute the sole and exclusive representations and warranties of Contributors to ETP in connection with the transactions contemplated by this Agreement.
6.11    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI, AND THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, ETP MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND ETP HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND

DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE VII
COVENANTS OF THE HOLDCO GROUP MEMBERS
7.1    Conduct of the Holdco Entities. From the date hereof until the Closing, except (i) as required by Applicable Law, (ii) as expressly contemplated by or required in connection with this Agreement, (iii) to the limited extent as may be necessary on an emergency basis for the safety of individuals or the environment or the preservation of a material portion of the General Partner’s business, (iv) as disclosed on Schedule 7.1 or (v) as ETP may otherwise expressly consent in writing, the Holdco Group Members shall cause each of the Holdco Entities to conduct its businesses in the ordinary course consistent with past practice and to use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees, and shall not permit any Holdco Entity to:
(a)    adopt or propose any change in its Organizational Documents;
(b)    split, combine or reclassify any of its ownership interests or pay or declare any dividend or distribution on any of its equity interests (other than cash dividends or distributions with a payment date prior to the Closing Date);
(c)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any of its equity interests or any securities convertible into or exchangeable for any of its equity interests;
(d)    merge or consolidate with any other Person, or acquire a material amount of assets or securities from any other Person, other than purchases of supplies or inventory in the ordinary course of business;
(e)    sell, lease, license or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any of its assets or properties;
(f)    create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness, other than such indebtedness as will be discharged prior to or at the Closing;
(g)    make, grant or promise any compensation increase to, or in respect of, any Holdco Entity employee with an annual base salary in excess of $100,000, except in the ordinary course of business;
(h)    terminate any employee of any Holdco Entity without cause or take any action that would result in the accelerated vesting of any employee incentive or other compensation arrangement;
(i)    enter into any Contract that, if entered into prior to the date hereof, would constitute a Holdco Material Contract;

(j)    release or assign any material contractual rights or claims, except in the ordinary course of business;
(k)    make any material changes in its methods of accounting, except as required by GAAP or applicable Law;
(l)    except in the ordinary course of business and consistent with past practice or as required by GAAP or applicable Law, make any election with regard to Taxes, change or revoke any Tax election, file an amended Tax Return, change any method of accounting, enter into any agreement with any Taxing Authority with respect to Taxes, surrender a right to a Tax refund, or extend the statute of limitations with respect to any Tax claim or assessment; or take any other similar action, if such election, change, revocation, amendment, agreement, surrender, extension or action would reasonably be expected to have the effect of materially increasing any Tax liability (including, as a result of a reduction in any Tax deduction or Tax attribute of any Holdco Entity) of any Holdco Entity for any period (or portion of a period) beginning on or after the Closing Date.
(m)    settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim against it, unless such settlement or proposed settlement does not impose any restrictions on the business or operations of suck Holdco Entity;
(n)    fail to maintain its books and records in accordance with past practice;
(o)    fail to comply in all material respects with all applicable Laws;
(p)    fail to maintain or renew any insurance policy or coverage;
(q)    (i) except as required by the PennTex Benefit Plans or any Contract as in effect on the date hereof, grant any bonuses (other than those bonuses contemplated by Section 10.1), whether monetary or otherwise, or any increase in any wages, salary, or other compensation or benefits in respect of current or former employees, officers, directors, consultants or independent contractors of any Holdco Entity or Affiliate thereof; (ii) take any action to accelerate the vesting or payment of any compensation or benefit for any such employee, officer, director, consultant or independent contractor, or (iii) make any payment to any current or former employee, officer, director, consultant or independent contractor of any Holdco Entity or Affiliate thereof (whether as a loan or otherwise) except for benefits and regular compensation payments in the ordinary course of business or bonuses contemplated by Section 10.1;
(r)    adopt, enter into, commence participation in, modify, terminate or agree to become liable (whether actually or contingently) with respect to any: (i) employment, severance, change in control retention or other agreement with a current or former employee, officer, director, consultant or independent contractor of any Holdco Entity or Affiliate thereof, other than offer letters and related agreements for new hires extended in the ordinary course of business, (ii) Employee Benefit Plan or (iii) collective bargaining or other labor agreement, in each case whether written or oral;
(s)    hire any employee or retain any independent contractor or consultant; or

(t)    agree or commit to do any of the foregoing.
7.2    Repayment of Debt; Release of Liens. At the Closing, the Holdco Group shall, and shall cause the Holdco Entities, to take all actions necessary to release the Holdco Entities from any obligations with respect to any Indebtedness of the Holdco Entities or any Indebtedness of any Contributor that is Secured by a Lien or any assets or properties of any Holdco Entity, including the Debt Repayment Amount (which the Parties acknowledge shall be repaid in accordance with Section 2.4(f)(ii)), and to deliver to ETP appropriate documentation relating to such repayment, and, if applicable, within ten (10) Business Days following the Closing, evidencing the release of all liens related thereto.
ARTICLE VIII
COVENANTS OF PENNTEX
8.1    Conduct of Partnership Entities. From the date hereof until the Closing Date, except (i) as required by Applicable Law, (ii) as expressly contemplated by or required in connection with this Agreement, (iii) to the limited extent as may be necessary on an emergency basis for the safety of individuals or the environment or the preservation of a material portion of the Partnership Entities’ business, (iv) as disclosed on Schedule 8.1 or (v) as ETP may otherwise expressly consent in writing, PennTex shall cause the General Partner, as general partner of Partnership, to act in the ordinary course consistent with past practice and PennTex shall not permit the General Partner to, and shall cause the General Partner not to permit any Partnership Entity to:
(a)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of any Partnership Entity;
(b)    modify, amend or restate any of the Organizational Documents of any Partnership Entity;
(c)    create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness, other than such indebtedness as will be discharged prior to Closing or indebtedness of a Partnership Entity under the Partnership Credit Facility;
(d)    merge or consolidate with any other Person, or acquire a material amount of assets or securities from any other Person, other than purchases of supplies or inventory in the ordinary course of business;
(e)    enter into any agreement or arrangement to sell all or substantially all of the assets of the Partnership Entities, taken as a whole;
(f)    enter into any agreement or arrangement to acquire or sell any assets, equity or business of one or more Partnership Entities that would constitute a “significant subsidiary” as such term is defined under Rule 1.02(w) of Regulation S-X of the Commission;
(g)    except in the ordinary course of business and consistent with past practice or as required by GAAP or applicable Law, make any election with regard to Taxes, change or revoke any Tax election, file an amended Tax Return, change any method of accounting, enter into any agreement with any Taxing Authority with respect to Taxes, surrender a right to a Tax refund, or extend the statute of limitations with respect to any Tax claim or assessment; or take any other similar action, if such election, change, revocation, amendment, agreement, surrender, extension or action would reasonably be expected to have the effect of materially increasing any Tax liability (including, as a result of a reduction in any Tax deduction or Tax attribute of any Partnership Entity) of any Partnership Entity for any period (or portion of a period) beginning on or after the Closing Date;
(h)    take any action in respect of any incentive compensation plan or arrangement or other employee benefit plan or arrangement of any of the Partnership Entities or the General Partner that would result in accelerated vesting of any benefits thereunder;
(i)    fail to maintain its books and records in accordance with past practice;
(j)    fail to comply in all material respects with all applicable Laws;
(k)    fail to maintain or renew any insurance policy or coverage;
(l)    adopt, enter into or commence participation in any: (i) employment, severance, change in control retention or other agreement with a current or former employee, officer, director, consultant or independent contractor, (ii) Employee Benefit Plan or (iii) collective bargaining or other labor agreement, in each case whether written or oral;
(m)    hire any employee; or
(n)    agree or commit to do any of the foregoing.
Notwithstanding anything to the contrary in this Agreement, with respect to the Partnership and its Subsidiaries, PennTex’s obligations under this Section 8.1 to cause any Partnership Entity to take an action or not to take an action shall apply only (A) to the extent not prohibited by the Organizational Documents of the Partnership and its Subsidiaries, as applicable, and (B) to the extent such action or inaction would not breach any contractual or other duty to the Partnership or any of its equity holders.
8.2    Access to Information. From the date hereof until the Closing Date, PennTex will (a) provide ETP, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its properties and to copies of its books and records and the books and records of the Holdco Entities and the Partnership Entities, (b) furnish to ETP, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data relating to the Holdco Entities and the Partnership Entities as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of the Holdco Entities and the Partnership Entities to cooperate with ETP in its investigation of the Holdco Entities and the Partnership Entities. Any investigation pursuant to this Section 8.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Holdco Entities or the Partnership Entities. Notwithstanding the foregoing, no Person shall be required to provide access or disclose information where such access or disclosure would jeopardize the attorney-client privilege, contravene any applicable Law or binding agreement or otherwise subject such Person or any of its Affiliates or the Holdco Entities or Partnership Entities to any material liability.
8.3    Resignations. PennTex will deliver to ETP the resignations of each of the officers and directors of the Holdco Entities and the Partnership Entities set forth on Schedule 8.3 from their respective positions named on such Schedule at or prior to the Closing Date.
ARTICLE IX
COVENANTS OF CONTRIBUTORS
9.1    Release by Contributors. Effective as of the Closing, each Contributor hereby forever fully and irrevocably releases and discharges each Holdco Entity and each Partnership Entity and their respective predecessors, successors, direct or indirect Subsidiaries and past and present stockholders, directors, managers, officers, employees, agents, and other representatives (collectively, the “PennTex Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) in each case related directly and solely to such Contributor’s ownership of any of the Subject Interests, which each such Contributor can, shall or may have against the PennTex Released Parties, whether known or unknown, and that now exist or may hereinafter accrue based on matters now known or unknown (collectively, the “PennTex Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any PennTex Released Party based upon any PennTex Released Claim. Notwithstanding the preceding sentence of this Section 9.1, “PennTex Released Claims” does not include, and the provisions of this Section 9.1 shall not release or otherwise diminish, (a) the obligations of ETP expressly set forth in any provisions of this Agreement or in any other Transaction Document, (b) the obligations, if any, of PennTex or the General Partner to indemnify, defend and hold harmless the directors and officers of PennTex or the General Partner under the applicable Organizational Documents of PennTex or the General Partner in effect as of the date hereof and applicable Law, (c) the obligations of any insurer under any insurance policy, or (d) except to the extent required to be indemnified by ETP pursuant to Section 14.1, any action, suit, claim or proceeding relating to or arising in connection with any third party Claim asserted after the Closing against a Contributor or its Affiliates in relation to any PennTex Released Party.
9.2    Release by PennTex. Effective as of the Closing, PennTex hereby forever fully and irrevocably releases and discharges each Contributor and their respective predecessors, successors, direct or indirect Subsidiaries and past and present stockholders, directors, managers, officers, employees, agents, and other representatives (collectively, the “Contributor Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) in each case related directly and solely to such Contributor’s ownership of any of the Subject Interests, which any Holdco Entity or Partnership Entity can, shall or may have against the

Contributor Released Parties, whether known or unknown, and that now exist or may hereinafter accrue based on matters now known or unknown (collectively, the “Contributor Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Contributor Released Party based upon any Contributor Released Claim. Notwithstanding the preceding sentence of this Section 9.2, “Contributor Released Claims” does not include, and the provisions of this Section 9.2 shall not release or otherwise diminish the obligations of such Contributor expressly set forth in any provisions of this Agreement or in any other Transaction Document.
9.3    No Solicitation of Other Bids.
(a)    From the date hereof through the Closing Date, each Contributor shall not, and shall not authorize or permit any of its Affiliates (including any Holdco Entity) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal; provided, however, that, with respect to the Partnership Entities, such Contributor’s obligations under this Section 9.3(a) to restrict any Partnership Entity from taking any action or not taking any action shall apply only (A) to the extent not prohibited by, and (other than in connection with clause (i) of Section 9.3(a)) not constituting a conflict of interest under, the Organizational Documents of such Partnership Entity and (B) to the extent such action or inaction would not breach any contractual or other duty of such Partnership Entity to the Partnership or any of its equity holders. Each Contributor shall immediately cease and cause to be terminated, and shall cause its Affiliates (including any Holdco Entity or Partnership Entity) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than ETP and its Representatives) concerning (x) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Subject Interests; (y) the issuance or acquisition of equity interests in any Holdco Entity or Partnership Entity; or (z) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of any Holdco Entity or Partnership Entity.
(b)    In addition to the other obligations under this Section 9.3, the Contributor Representative shall promptly (and in any event within two (2) Business Days after receipt thereof by any Contributor or any Representative thereof) advise ETP orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
9.4    Holdback Equity Consideration. Subject to Section 14.4, the Holdback Equity Consideration shall be retained in the Holdback Account until the Holdback Release Date. Until the Holdback Release Date, no Contributor shall sell, assign, transfer any of the Holdback Equity Consideration or permit the creation of any Lien (other than any Lien created hereunder) upon the Holdback Equity Consideration. On the Holdback Release Date, the remaining Holdback Equity Consideration after giving effect to any indemnification payments under Section 14.4 shall be released to each Contributor in proportion to such Contributor’s Pro Rata Share of the ETP Equity Consideration set forth on the Allocation Schedule.
9.5    Distributions on Holdback Equity Consideration. With respect to each quarterly distribution on ETP Common Units with a distribution date beginning on or after the Closing Date and ending on the day prior to the Holdback Release Date, either (i) ETP shall (x) withhold such distribution on each Holdback Unit (the aggregate amount of such withheld distributions, the “Holdback Distribution Amount”) and (y) deposit an amount of cash corresponding to the Holdback Distribution Amount in the Escrow Account (the aggregate amount in the Escrow Account, the “Escrow Amount”) or (ii) to the extent ETP is unable to withhold the Holdback Distribution Amount, the Contributor Representatives and ETP shall jointly direct the ETP Transfer Agent to pay the Holdback Distribution Amount into the Escrow Account. On the date that is nine months after the Closing Date, the Escrow Agent shall release to the Contributor Representatives the balance of the funds in the Escrow Account, less the total amount of all then currently pending Claims against the Escrow Amount under Section 14.4(e).
9.6    Termination of Agreements with PennTex Entities. Prior to the Closing, Contributors will cause all of the Contracts listed on Schedule 3.16(b) to be terminated, to the extent applicable, without any further liability of any PennTex Entity to any Contributor, other than indemnity obligations in favor of the directors and officers and any required reimbursements or current pay.
ARTICLE X
COVENANTS OF ETP
10.1    Employment Matters.
(a)    ETP and PennTex acknowledge that all PennTex Employees are and, except as provided in Section 10.1(b), as of immediately following the Closing will remain, employed by ManagementCo, it being understood that none of PennTex, the Holdco Group or ETP can guarantee that any PennTex Employee will remain employed with ManagementCo for any period of time. Within thirty days after the Closing Date (such date, the “Offer Date”), with respect to each PennTex Employee other than the PennTex Senior Executives, ETP shall either (i) terminate (or cause ManagementCo to terminate) the employment of such PennTex Employee (these employees, the “Non-Offered Employees”), (ii) extend a written offer to continue such PennTex Employee’s employment with ManagementCo or ETP or one of its Affiliates for a transitional period (the “Transitional Period”) not to exceed nine months (inclusive of the thirty-day offer period) following the Offer Date (such offer, a “Transitional Offer” and these employees, the “Transitional Employees”), or (iii) extend a written offer to continue the employment of such PennTex Employee on a continuing basis (such offer, a “Continuing Offer”) and these employees, the “Continuing Offered Employees”). Prior to the Offer Date, the PennTex Employees may be subjected to ETP’s standard procedures for new employees (including reasonable screening and background checks)

and ETP may decline to provide a Transitional Offer or a Continuing Offer on the basis of an employee’s failure to satisfy ETP’s standard screening and background check conditions, provided that any such employees will be treated as Non-Offered Employees for all purposes hereunder.
(b)    Prior to Closing, the Holdco Group Members shall cause ManagementCo to take all action necessary to terminate the employment of all PennTex Employees with a title of Vice President or above (the “PennTex Senior Executives”) effective no later than immediately prior to Closing, provided however, that (i) such terminations shall become effective immediately following the Closing rather than immediately prior to the Closing, (ii) the Holdco Group Members shall ensure that ETP does not incur or become subject to any liability or obligation that it would not have otherwise incurred or become subject to had such terminations been effective immediately prior to Closing and (iii) ManagementCo shall not so terminate the employment of those PennTex Senior Executives set forth on Schedule 10.1(b) (such PennTex Senior Executives, the “Retained PennTex Senior Executives”). Following the Closing, ETP agrees that it will take, or cause to be taken, such actions as are reasonably necessary or appropriate to cause the General Partner to administer the Equity Plan and all award agreements thereunder governing outstanding awards held by such PennTex Senior Executives in accordance with the terms of the Equity Plan and such award agreements. Except with respect to the Retained PennTex Senior Executives, the Holdco Group Members shall ensure that all severance benefits payable to the PennTex Senior Executives by the Holdco Entities shall be fully satisfied prior to the Closing and that the Holdco Entities will not have any obligation or liability with respect to severance benefits following Closing.
(c)    Each Transitional Offer shall provide that the Offered PennTex Employee shall be provided during the applicable Transitional Period with (i) employment (A) that is comparable to the job responsibilities and duties as in effect prior to the Closing and with a title that is substantially similar to the title given by ETP to its other employees holding substantially equivalent positions and (B) in a location within 25 miles of such Offered PennTex Employee’s current employment, (ii) base salary or wages that are no less than the base salary or wages provided immediately prior to the Closing, and (iii) other compensation and benefits substantially similar to those provided by ETP to its similarly situated employees, provided that, notwithstanding the foregoing, the benefits provided under group retirement and welfare benefit plans may instead, as determined by ETP in its sole discretion, be those provided pursuant to the applicable PennTex Benefit Plans. All Transitional Offers and Continuing Offers shall be for employment on an “at-will” basis, subject to Section 10.1(e) below. The PennTex Entities shall, including during the period from the date hereof through the Closing Date, assist ETP in communicating with the Offered PennTex Employees regarding potential continued employment with ETP and shall provide reasonable access to the facilities and personnel records of the PennTex Entities for the purpose of ETP preparing for and conducting employment interviews with any such PennTex Employees, who the PennTex Entities shall make reasonably available for interview by ETP.
(d)    No Contributor or any post-Closing Affiliate (other than portfolio companies of NGP) thereof (i) shall solicit for employment any PennTex Employee (other than PennTex Senior Executives who are not Retained PennTex Senior Executives) prior to the Closing Date or (ii) after the Closing Date and prior to the Offer Date shall attempt to hire from ETP or its Affiliates any PennTex Employee (other than PennTex Senior Executives who are not Retained PennTex Senior

Executives) or attempt to dissuade them from accepting a Transitional Offer or a Continuing Offer. In addition, no Contributor or any post-Closing Affiliate (other than portfolio companies of NGP) thereof shall attempt to hire from ETP or its Affiliates any Transitional Employee or Continuing Employee (as defined in Schedule 10.1(e)) (i) with respect to Transitional Employees, prior to the end of the Transitional Period, (ii) with respect to Continuing Employees in Louisiana, prior to the second anniversary of the Closing Date, and (iii) with respect to Continuing Employees other than those in Louisiana, prior to the first anniversary of the Closing Date. Nothing in this Section 10.1(d) shall prohibit general advertisements or solicitations that are not specifically targeted at any Continuing Employee or group of Continuing Employees.
(e)    With respect to the period beginning upon the Closing and ending on the first anniversary thereof, ETP shall pay (or shall cause ManagementCo to pay) and provide severance amounts and benefits to the PennTex Employees (other than the PennTex Senior Executives who are not Retained PennTex Senior Executives) in accordance with the terms set forth on Schedule 10.1(e)) and ETP shall cause the terms of all Transitional Offers and Continuing Offers to include severance rights consistent with all of the terms set forth on Schedule 10.1(e), provided that payment of any amounts or provision of any benefits pursuant to this Section 10.1(e) shall be conditioned upon the timely execution and non-revocation of a release of claims by the applicable PennTex Employee in a form that is reasonably acceptable to ETP and that includes Contributors as parties against which claims are released. During any applicable period set forth on Schedule 10.1(e) that an applicable PennTex Employee is eligible for severance pursuant thereto, such PennTex Employee shall not participate in or otherwise be eligible for severance compensation or benefits under any Employee Benefit Plan or arrangement of ETP or its Affiliates that provides for severance compensation benefits.
(f)    From and after the Closing, ETP shall give each PennTex Employee (other than PennTex Senior Executives who are not Retained PennTex Senior Executives) full credit for all purposes under any Employee Benefit Plans (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, and severance or separation pay plans) that are provided, sponsored, maintained or contributed to by ETP or any of its Affiliates in which the Hired Employees are eligible to participate for such Employee’s service with the Holdco Entities or their Affiliates, and with any predecessor employer thereto, to the same extent properly recognized by the Holdco Entities or their Affiliates for a similar purpose, but only to the extent (i) such credit would not result in the duplication of benefits for the same period of service and (ii) such service crediting is permitted by third-party insurers and administrators and does not violate applicable Law. Notwithstanding the foregoing, in no event shall ETP be required to provide credit for such service for purposes of vesting under any equity incentive plan or similar plan for benefit accrual purposes under any defined benefit pension plan or any plan subject to Section 412 of the Code or Title IV of ERISA. In addition, to the extent the Hired Employees commence participation in any group health plan sponsored by ETP or its Affiliates during the plan year in which the Closing occurs, ETP shall waive for each Hired Employee and his or her eligible dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under such plan(s) to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction was not applicable to such Hired Employee under the terms of the corresponding PennTex Benefit Plan, but, in all cases, only to the extent such actions are permitted by third-party insurers and administrators and do not violate any applicable Law.
(g)    Prior to the Closing, the Holdco Group will cause PennTex or ManagementCo, as applicable, to pay each PennTex Employee the full amount of his or her annual cash bonus award for fiscal year 2016, as determined by PennTex; provided that the aggregate amount of all such payments shall not exceed $4.7 million. Contributors shall ensure that neither ETP nor any of the Holdco Entities shall have any obligation or liability following Closing with respect to amounts payable pursuant to this Section 10.1(g).
(h)    Prior to the Closing Date, PennTex shall use, or cause applicable Holdco Group Member to use, commercially reasonable efforts to obtain approval by its equityholders, to the extent required by and in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any payments that could, in the absence of such approval by such equityholders, constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code). Prior to seeking such approval, PennTex shall use its commercially reasonable efforts to seek and obtain waivers from the intended recipients of such payments, which waivers shall provide that unless such payments are approved by PennTex’s equityholders to the extent required by and in the manner that complies with 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, no Holdco Group Member shall be required to make such payments. Prior to seeking any waiver or shareholder approval, PennTex shall provide to ETP or its counsel drafts of all waivers, consents, disclosures, and other documents prepared in connection with the actions described in this Section 10.1(h) and PennTex shall consider in good faith any reasonable comments from ETP to such documents, provided such comments are delivered to PennTex or its counsel within 2 (two) Business Days of ETP’s receipt of such drafts.
(i)    Subject to the limitations on liability set forth in Section 14.3(i), the Holdco Group Members shall indemnify, defend and hold harmless ETP and, after Closing, the Holdco Entities, with respect to any and all liabilities to ETP or to any Holdco Entity that arise as a result of any pre-Closing ERISA Affiliate of any Holdco Entity’s (other than other Holdco Entities) (i) sponsorship of, participation in, contribution to or requirement to contribute to any Employee Benefit Plan subject to (A) Section 412 of the Code or (B) Section 302 or Title IV of ERISA or (ii) violation of COBRA, Part 7 of Subtitle B of Title I of ERISA, 4980D of the Code or the ACA.
(j)    Prior to Closing, Contributors shall ensure that the Holdco Entities shall pay to each PennTex Employee in cash in a single lump sum the value of such PennTex Employee’s accrued vacation and other paid-time off as accrued under the PennTex Benefit Plans to the extent such accruals exceed forty (40) hours.
(k)    Nothing in this Agreement, express or implied, will be construed as requiring ETP or any of its Affiliates to employ any Hired Employee for any length of time following the Closing Date, subject to the severance payment obligations set forth in Section 10.1(e). Nothing in this

Agreement, express or implied, will be construed to (i) prevent ETP or any of its Affiliates from terminating, or modifying the terms of employment of, any Hired Employee following the Closing Date or terminating or modifying any applicable PennTex Benefit Plan, (ii) constitute an amendment of any PennTex Benefit Plans or any employee benefit plan maintained by ETP or any of its Affiliates, or (iii) create any third-party beneficiary or other right in any Person, including any current or former employee of any Contributor or any Affiliate thereof, or any current or former participant in (or dependent, beneficiary, designee or assignee with respect to) any PennTex Benefit Plan.
10.2    Commitment Regarding Indemnification Provisions; D&O Insurance Continuation.
(a)    ETP covenants and agrees that during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, ETP (i) shall not cause any amendment, modification, waiver or termination to Section 8.6 or Section 7.8 of the Second Amended and Restated Partnership Agreement of the Partnership and (ii) shall not amend, modify, waive or terminate Section 10.1 of the Amended and Restated Limited Liability Company Agreement of the General Partner or Section 5.5 or Section 5.8 of the Amended and Restated Limited Liability Company Agreement of PennTex, the effect of which would be to affect adversely the rights of any person serving as a member of the board of directors or officer of the General Partner existing as of the date of this Agreement under such provisions; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable law.
(b)    During the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, with respect to (i) any person serving as a member of the board of directors or officer of the General Partner or as a member of the board of directors or officer of PennTex as of the date of this Agreement, and (ii) any former member of the board of directors or officer of the General Partner or former member of the board of directors or officer of the General Partner appointed by the GP Owners, ETP shall cause the General Partner or PennTex, as applicable, (i) to continue in effect the current director and officer liability insurance policy or policies that the General Partner and PennTex have as of the date of this Agreement, as reflected on Schedule 10.2(b), or (ii) upon the termination or cancellation of any such policy or policies, to provide (A) director and officer liability insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (B) a “tail” or run-off policy, in each case so that (I) any person serving as a member of the board of directors of the General Partner or the board of directors of PennTex as of the date of this Agreement, (II) any former member of the board of directors of the General Partner or former member of the board of directors of PennTex appointed by the GP Owners and (III) any officer of the General Partner or PennTex as of the date hereof, has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including, without limitation, policy limits, exclusions and scope) as such person has coverage for such acts, events, occurrences or omissions under the director and officer insurance policy maintained by the General Partner or PennTex, as applicable, as of the date of this Agreement, as reflected on Schedule 10.2(b).

10.3    Filing of Registration Statement. ETP shall use its commercially reasonable efforts, as expeditiously as possible following the execution of this Agreement, to begin preparing a shelf registration statement under the Securities Act to permit the public resale of the ETP Equity Consideration from time to time as permitted by Rule 415 (or any similar provision then in force) of the Securities Act, and ETP shall file such registration statement as promptly as practicable after the Closing Date (but in within two (2) Business Days after the later of (a) the Closing Date and (b) the date upon which ETP receives sufficient information from Contributors to complete the information required to be included in the registration statement pursuant to Item 507 of Regulation S-K promulgated under the Securities Act and the interpretations of the Commission related thereto).
ARTICLE XI
COVENANTS OF THE PARTIES
11.1    Governmental Approvals.
(a)    The Parties will cooperate with each other and use their respective commercially reasonable efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.
(b)    The Parties will cooperate with each other to the extent permitted by applicable Law and use commercially reasonable efforts to contest and resist, any Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
11.2    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each Party will use its reasonable best efforts to obtain timely all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties hereto may reasonably request in connection with the foregoing.
11.3    Confidentiality.
(a)    Prior to the Closing Date or, if this Agreement is terminated, and for a period of two (2) years after the earlier of the Closing or the termination of this Agreement, ETP and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information of the Holdco Entities and the Partnership Entities furnished to ETP or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by ETP, (ii) in the public domain through no fault of ETP or (iii) later lawfully acquired by ETP from sources other than Contributors; provided that ETP may disclose such information to (x) its officers, directors, employees, accountants, counsel, consultants, advisors, agents, investors and potential investors in connection with the transactions contemplated by this Agreement so long as such Persons are informed by ETP of the confidential nature of such information and are directed by ETP to treat such information confidentially and (y) pursuant to the requirements of applicable Law or any Governmental Authority. ETP shall be responsible for any failure to treat such information confidentially by such Persons referenced in clause (x) above. If this Agreement is terminated, ETP and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to PennTex, upon request, all documents and other materials, and all copies thereof, obtained by ETP or its Affiliates or on their behalf from Contributors in connection with this Agreement that are subject to such confidence.
(b)    From the Closing and for a period of two (2) years thereafter, Contributors and their respective Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information of any Holdco Entity or any Partnership Entity that were used in the development or operation of the business of the Partnership Entities, except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Contributor or its Affiliates or (ii) later lawfully acquired by such Contributor from sources other than ETP, the Holdco Entities or the Partnership Entities; provided that Contributors and their respective Affiliates may disclose such information to (x) its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed the confidential nature of such information and are directed by such Contributor or the Affiliate disclosing such information to treat such information confidentially and (y) pursuant to the requirements of applicable Law or any Governmental Authority.
11.4    Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of ETP and its Affiliates, on the one hand, nor Contributors and their respective Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified PennTex, on the one hand, or ETP, on the other hand; provided, however, that any of ETP and its Affiliates, on the one hand, and Contributors and their respective Affiliates, on the other hand, may make any public disclosure without first so consulting with or notifying the other Party or Parties if such disclosing Party believes that it is required to do so by applicable Law or by any stock exchange listing requirement or trading agreement concerning the publicly traded securities of ETP or any of its Affiliates, on the one hand, or Contributors or any of their Affiliates, on the other hand.

11.5    Notices of Certain Events. Each Party shall promptly notify the others of:
(a)    its receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Transaction Documents;
(b)    its receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents;
(c)    its becoming aware of any event, condition or development that has resulted in (or, in the case of representations and warranties, would result in) the inaccuracy or breach of any representation or warranty, covenant or agreement contained in this Agreement or any other Transaction Document made or to be made by or to be complied with by such notifying party at any time during the term hereof and that would reasonably be expected to result in any of the conditions set forth in Article XIII not to be satisfied; provided, however, that no such notification shall be deemed to cure any such breach of or inaccuracy in such notifying party’s representations and warranties or covenants and agreements or in the Schedules for any purpose under this Agreement and no such notification shall limit or otherwise affect the remedies available to the other parties, including any right to indemnification; or
(d)    its receipt of notice of the commencement of any actions, suits, claims, investigations or proceedings commenced that relate to the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
11.6    Amendment to Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing right and obligation until the Closing to supplement or amend their Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on such Schedule. For purposes of determining whether the conditions in Article XIII have been fulfilled, any such Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement thereof. For purposes of determining after the Closing whether there has been a breach of a representation or warranty that is the subject of indemnification under Article XIV, any such Schedule shall, solely with respect to information arising after the date hereof, include all such supplements and amendments provided pursuant to this Section 11.6 from and after the date hereof and prior to the date that is two (2) Business Days prior to the Closing Date.
ARTICLE XII
TAX MATTERS
12.1    Tax Representations Regarding the Holdco Entities. The Holdco Group Members, jointly and severally, hereby represent and warrant to ETP, in each case as of the date hereof and as of the Closing Date, that, except as would not reasonably be expected to have, individually or in the aggregate, a PennTex Material Adverse Effect:

(a)    (i) All Tax Returns that are required to be filed by or with respect to each Holdco Entity have been timely filed; (ii) all Taxes shown as due and payable on such Tax Returns have been timely paid to the appropriate Taxing Authority and no Holdco Entity has any liability for any unpaid Taxes that have not been accrued on its books and records; and (iii) such Tax Returns are true, correct and complete.
(b)    There are no Liens for Taxes on any assets of any Holdco Entity or the PennTex Membership Interest other than Permitted Liens.
(c)    Each Holdco Entity has complied with all of its obligations to withhold or collect (i) Taxes from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) sales, use, ad valorem, and value added Taxes. Each Holdco Entity has timely remitted all withheld and collected Taxes to the proper Taxing Authority in accordance with all Applicable Laws.
(d)    No Holdco Entity is liable for the Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. laws).
(e)    None of the Holdco Entities or Holdco Group Members has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Taxing Authority that relates to the Taxes or Tax Returns of any Holdco Entity. No power of attorney granted by any Holdco Entity or any Holdco Group Member with respect to any Taxes of any Holdco Entity is currently in force. None of the Holdco Entities or Holdco Group Members has entered into a written agreement waiving or extending any statute of limitations in respect of Taxes with respect to any Holdco Entities.
(f)    No Taxing Authority has proposed, or, to the Knowledge of any Holdco Group Member, is threatening to propose any adjustment to any Tax Return with respect to any Holdco Entity. No written claim has been made by a Taxing Authority in a jurisdiction where any Holdco Entity does not file Tax Returns to the effect that it is or may be subject to taxation by that jurisdiction.
(g)    There is no claim, audit, action, suit, proceeding, examination or investigation now in progress, pending or, to the Knowledge of any Holdco Group Member, threatened against or with respect to any Holdco Entity in respect of any Tax.
(h)    No Holdco Entity is a party to, is otherwise bound by or has any obligation under, any Tax sharing agreement or similar agreement or arrangement (other than (i) commercial agreements or arrangements entered into in the ordinary course of business the principal purposes of which do not relate to Tax or (ii) agreements or arrangements exclusively between or among Holdco Group Members, any of their respective Affiliates and the such Holdco Entity).
(i)    No Holdco Entity has participated or engaged in any transaction that constitutes a “listed transaction” (or a substantially similar transaction) within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).

(j)    Each Holdco Entity, other than ManagementCo, is treated as either a partnership or a disregarded entity for U.S. federal income tax purposes. ManagementCo is treated as an association taxable as a corporation for U.S. federal income tax purposes.
12.2    Tax Representations Regarding the Partnership Entities. The GP Owners, jointly and severally, hereby represent and warrant to ETP, in each case as of the date hereof and as of the Closing Date, that, except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect:
(a)    (i) All Tax Returns that are required to be filed by or with respect to the Partnership Entities have been timely filed; (ii) all Taxes shown as due and payable on such Tax Returns have been timely paid to the appropriate Taxing Authority and the Partnership Entities have no liability for any unpaid Taxes that have not been accrued on its books and records; and (iii) such Tax Returns are true, correct and complete.
(b)    There are no Liens for Taxes on any assets of any of the Partnership Entities or the equity interests of any of the Partnership Entities other than Permitted Liens.
(c)    Each of the Partnership Entities has complied with all of its obligations to withhold or collect (i) Taxes from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) sales, use, ad valorem, and value added Taxes. The Partnership Entities have timely remitted all withheld and collected Taxes to the proper Taxing Authority in accordance with all Applicable Laws.
(d)    No Partnership Entity is liable for the Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. laws).
(e)    None of the Partnership Entities nor any GP Owner has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Taxing Authority that relates to the Taxes or Tax Returns of the Partnership Entities. No power of attorney granted by any Partnership Entity or any GP Owner with respect to any Taxes of any Partnership Entity is currently in force. Neither the General Partner nor any GP Owner has entered into a written agreement waiving or extending any statute of limitations in respect of Taxes with respect to any Partnership Entity.
(f)    No Taxing Authority has proposed, or, to the Knowledge of any GP Owner and the General Partner, is threatening to propose any adjustment to any Tax Return with respect to any Partnership Entity. No written claim has been made by a Taxing Authority in a jurisdiction where the any Partnership Entity does not file Tax Returns to the effect that it is or may be subject to taxation by that jurisdiction.
(g)    There is no claim, audit, action, suit, proceeding, examination or investigation now in progress, pending or, to the Knowledge of any GP Owner and the General Partner, threatened against or with respect to any Partnership Entity in respect of any Tax.

(h)    No Partnership Entity is a party to, is otherwise bound by or has any obligation under, any Tax sharing agreement or similar agreement or arrangement (other than (i) commercial agreements or arrangements entered into in the ordinary course of business the principal purposes of which do not relate to Tax or (ii) agreements or arrangements exclusively between or among the GP Owners, any of their respective Affiliates and any Partnership Entity).
(i)    No Partnership Entity has participated or engaged in any transaction that constitutes a “listed transaction” (or a substantially similar transaction) within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).
(j)    The General Partner is treated as a partnership for U.S. federal income tax purposes.
(k)    The Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and, for U.S. federal income tax purposes, has been properly treated as a partnership or as a disregarded entity since its formation.
12.3    Tax Representations Regarding ETP. ETP hereby represents and warrants to Contributors, in each case as of the date hereof and as of the Closing Date, that, except as would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect:
(a)    (i) All Tax Returns that are required to be filed by or with respect to ETP and its Subsidiaries have been timely filed; (ii) all Taxes shown as due and payable on such Tax Returns have been timely paid to the appropriate Taxing Authority and ETP and its Subsidiaries have no liability for any unpaid Taxes that have not been accrued on its books and records; and (iii) such Tax Returns are true, correct and complete in all material aspects.
(b)    There are no Liens for Taxes on any assets of ETP or any of its Subsidiaries other than Permitted Liens.
(c)    ETP and each of its Subsidiaries has complied with all of its obligations to withhold or collect (i) Taxes from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) sales, use, ad valorem, and value added Taxes. ETP and each of its Subsidiaries has timely remitted all withheld and collected Taxes to the proper Taxing Authority in accordance with all Applicable Laws.
(d)    Neither ETP nor any of its Subsidiaries is liable for the Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. laws) for any Tax of any Person other than ETP and its Subsidiaries.
(e)    Neither ETP nor any of its Subsidiaries is the subject of a written agreement waiving or extending any statute of limitations in respect of Taxes with respect to any such entity.

(f)    No Taxing Authority has proposed, or, to the Knowledge of ETP, is threatening to propose any adjustment to any Tax Return with respect to ETP or any of its Subsidiaries. No written claim has been made by a Taxing Authority in a jurisdiction where the ETP or any of its Subsidiaries does not file Tax Returns to the effect that it is or may be subject to taxation by that jurisdiction.
(g)    There is no claim, audit, action, suit, proceeding, examination or investigation now in progress, pending or, to the Knowledge of ETP, threatened against or with respect to ETP or any of its Subsidiaries in respect of any Tax.
(h)    Neither ETP nor any of its Subsidiaries is a party to, is otherwise bound by or has any obligation under, any Tax sharing agreement or similar agreement or arrangement (other than (i) commercial agreements or arrangements entered into in the ordinary course of business the principal purposes of which do not relate to Tax or (ii) agreements or arrangements exclusively between or among ETP and any of its Affiliates).
(i)    Neither ETP nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” (or a substantially similar transaction) within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).
(j)    ETP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and, for U.S. federal income tax purposes, has been properly treated as a partnership or as a disregarded entity since its formation.
12.4    Tax Covenants.
(a)    The Contributors shall prepare or cause to be prepared and timely file or cause to be timely filed all partnership income Tax Returns (including Internal Revenue Service Form 1065 and similar forms for state and local Tax purposes) for PennTex and the General Partner for all Tax periods ending on or before the Closing Date. ETP shall cooperate fully, as and to the extent reasonably requested by the Contributors, in connection with the preparation and filing of such Tax Returns. Such cooperation shall include the provision of records and information reasonably relevant to the preparation and filing of such Tax Returns. For the avoidance of doubt, the Contributors shall have no responsibility for the preparation or filing of any Tax Return which relates to any income Tax imposed directly on PennTex or the General Partner as an entity, as opposed to Taxes imposed on the partners or members thereof.
(b)    Contributors and ETP agree to cause the Partnership to apply conventions under Code Section 706 for allocating income between Contributors and ETP in a manner consistent with the current conventions of the Partnership unless otherwise required by applicable law.
(c)    Contributors agree that all Tax sharing agreements or similar agreements or arrangements (other than commercial agreements or arrangements the principal purposes of which do not relate to Tax) by and among any Contributor or any of their respective Affiliates and the Holdco Entities or the General Partner shall be cancelled effective as of the Closing Date such that the Holdco Entities and the General Partner have no obligation thereunder.

(d)    To the extent that the transfer of the Subject Interests pursuant to this Agreement results in any state or local transfer, excise, documentary, sales, use, registration, stamp, ad valorem, value added or other similar Taxes (“Transfer Taxes”), such Transfer Taxes shall be borne entirely by ETP. Contributors shall cooperate in good faith, and to a commercially reasonable extent, to minimize the amount of any such Transfer Taxes.
12.5    Survival. Notwithstanding anything in this Agreement to the contrary, none of the representations, warranties covenants or agreements in this Article XII shall survive the Closing, except for covenants and agreements that contemplate performance after the Closing or otherwise expressly by their terms survive the Closing.
12.6    Tax Characterization. The Parties acknowledge and agree that for all U.S. federal income tax purposes, the transactions consummated pursuant to this Agreement will qualify in part for nonrecognition of gain or loss pursuant to Section 721(a) of the Code and will be characterized in part as a disguised sale transaction described in Section 707(a)(2)(B) of the Code and its implementing Treasury Regulations with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulations Section 1.707-3(a)(1). Each Contributor that receives any portion of the Cash Consideration will be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report such Cash Consideration received as proceeds from the sale of all or a part of such Contributor’s Subject Interests consistent with Treasury Regulation Section 1.708-1(c)(4). To the extent any amount other than the Cash Consideration would be treated as a transfer of consideration pursuant to Treasury Regulations Section 1.707-3(a)(1), such amount shall be treated to the maximum extent possible as a reimbursement of preformation capital expenditures described in Treasury Regulations Section 1.707-4(d). To the extent that any such amount treated as a transfer of consideration exceeds the amount that can be treated as a reimbursement of preformation capital expenditures, such excess shall be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code. In the event that PennTex (or the General Partner) does not have a valid election under Section 754 of the Code in effect, the Parties agree that PennTex (or the General Partner) will make an election under Section 754 of the Code that will apply to the transfer of the applicable Subject Interest pursuant to this Agreement.
12.7    Coordination with Article XIV. For the avoidance of doubt, in the event of any discrepancy between the provisions of this Article XII with respect to Tax matters and the provisions of Article XIV, the provisions of this Article XII shall control.
ARTICLE XIII
CONDITIONS TO CLOSING
13.1    Conditions to Obligations of each of the Parties. The obligations of each of the Parties to consummate the Closing are subject to the satisfaction of the following conditions:
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any applicable Law (whether temporary, preliminary or permanent) which is in effect and which enjoins, prevents, prohibits or imposes material and adverse conditions on the consummation of the Closing.

(b)    All actions by or in respect of or filings with any Governmental Authority listed on Schedule 13.1(b) shall have been taken, made or obtained.
13.2    Conditions to Obligation of ETP. The obligation of ETP to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)    (i) Each Contributor shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) the representations and warranties of each Contributor contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (except for any representations and warranties of a Contributor made as of a specific date, which shall be true at and as of such date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect;
(b)    no PennTex Material Adverse Effect or Partnership Material Adverse Effect shall have occurred;
(c)    ETP shall have received a certificate signed by each Contributor that is a natural person and an executive officer of each Contributor that is an entity to the effect of Section 13.2(a) and Section 13.2(b);
(d)    the Partnership shall have entered into an amendment to the Partnership Credit Facility or received a waiver from the Required Lenders (as such term is defined in the Partnership Credit Facility), in each case providing that the transactions contemplated by this Agreement and the other Transaction Documents do not constitute a Change in Control (as such term is defined in the Partnership Credit Facility) or otherwise result in a default or an Event of Default (as such term is defined in the Partnership Credit Facility) under the Partnership Credit Facility; and
(e)    each Contributor shall have delivered, or caused to be delivered, to ETP, duly executed versions of all of the items required of Contributors in Article II.
13.3    Conditions to Obligations of Contributors. The obligations of Contributors to consummate the Closing are subject to the satisfaction of the following further conditions:
(a)    (i) ETP shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of ETP contained in this Agreement and in any certificate or other writing delivered by ETP pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true in all material respects at and as of the Closing Date as if made at and as of such date (except for any representations and warranties of ETP made as of a specific date, which shall be true at and as of such date), except as would not reasonably be expected to have a material adverse effect on ETP’s ability to consummate the transactions contemplated hereby, and (iii) Contributors shall have received a certificate signed by an executive officer of ETP to the foregoing effect;

(b)    All Offers required to be made by ETP to PennTex Employees in accordance with Section 10.1 shall have been made as set forth herein, and the designated seven (7) day period for PennTex Employees to accept such Offers as set forth in Section 10.1 shall have ended; and
(c)    ETP shall have delivered, or caused to be delivered, to Contributors, duly executed versions of all of the items required of ETP in Article II.
13.4    Frustration of Closing Conditions. Neither Contributors, on the one hand, nor ETP, on the other hand, may rely on the failure of any condition set forth in this Article XIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.
ARTICLE XIV
INDEMNIFICATION
14.1    Indemnification by ETP. Subject to the terms of this Article XIV, ETP shall indemnify and hold harmless Contributors and their respective partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Contributor Indemnitees”), to the fullest extent permitted by applicable Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to:
(a)    any breach by ETP of any of the representations and warranties of ETP (in each case, when made) contained in Article VI;
(b)    Transfer Taxes that are to be paid by ETP pursuant to Section 12.4(d); and
(c)    any breach by ETP of any of the covenants or agreements of ETP contained in this Agreement.
14.2    Indemnification by Contributors. Subject to the terms of this Article XIV, Contributors shall, severally and not jointly as more fully described below, indemnify and hold harmless ETP, its general partner and their respective partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “ETP Indemnitees” and, together with Contributor Indemnitees, the “Indemnitees”) to the fullest extent permitted by applicable Law, from and against Losses incurred, as follows:
(a)    each Holdco Group Member, severally (solely with respect to such Holdco Group Member) and not jointly, shall indemnify and hold harmless the ETP Indemnitees to the extent of such Holdco Group Member’s Pro Rata Share of such Losses and as set forth in Section 14.3, from and against:
(i)    any breach by such Holdco Group Member of any of the representations and warranties (in each case, when made) contained in Article III;
(ii)    any breach by such Holdco Group Member of any of the covenants or agreements of such Holdco Group Member contained in this Agreement; and

(iii)    any claim made against PennTex pursuant to the Permian Sale Agreement;
(b)    each GP Owner, severally (solely with respect to such GP Owner) and not jointly, shall indemnify and hold harmless the ETP Indemnitees to the extent of such GP Owner’s Pro Rata Share of such Losses and as set forth in Section 14.3, from and against:
(i)    any breach by such GP Owner of any of the representations and warranties of such GP Owner (in each case, when made) contained in Article IV; and
(ii)    any breach by such GP Owner of any of the covenants or agreements of such GP Owner (including, without limitation, PennTex) contained in this Agreement;
(c)    each Contributor, severally (solely with respect to such Contributor) and not jointly, shall indemnify and hold harmless the ETP Indemnitees to the extent of such Contributor’s Pro Rata Share of such Losses and as set forth in Section 14.3, from and against:
(i)    any breach by such Contributor of any of the representations and warranties (in each case, when made) contained in Article V; and
(ii)    any breach by such Contributor of any of the covenants or agreements of such Contributor contained in this Agreement.
14.3    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article XIV or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:
(a)    Minimum Claim.
(i)    No Party shall have any liability under Section 14.1(a), Section 14.2(a)(i), Section 14.2(b)(i) or Section 14.2(c)(i) for individual Claims that do not exceed $50,000 in Losses (the “De Minimis Threshold”);
(b)    Deductible.
(i)    No Party will have any liability under Section 14.1(a), Section 14.2(a)(i), Section 14.2(b)(i) or Section 14.2(c)(i) unless and until the Contributor Indemnitees or the ETP Indemnitees, as applicable, have suffered aggregate Losses arising from Claims under Section 14.2 in excess of $3,840,000 (the “Deductible”), and then recoverable Losses claimed under Section 14.1(a) (with respect to the Contributor Indemnitees) and Section 14.2(a)(i), Section 14.2(b)(i) or Section 14.2(c)(i) (with respect to the ETP Indemnitees) shall be limited to those that exceed the Deductible.

(c)    Cap.
(i)    ETP’s aggregate liability under Section 14.1(a) shall not exceed $28,800,000 (the “Cap”).
(ii)    No Contributor’s aggregate liability under Section 14.2(a)(i), Section 14.2(b)(i) and Section 14.2(c)(i) shall exceed such Contributor’s Pro Rata Share of the Cap.
(d)    Survival; Claims Period.
(i)    The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the date that is nine months after the Closing Date.
(ii)    The covenants or agreements of the Parties contained in this Agreement that by their terms are to be performed after the Closing Date shall survive until fully discharged.
(iii)    No action for a breach of any representation or warranty contained herein shall be brought after the applicable Expiration Date, except for claims of which a Party has received a Claim Notice (as defined below) prior to the applicable Expiration Date.
(e)    Responsibility of Holdco Group Members. For the avoidance of doubt, to the extent PennTex is liable under Section 14.2(b), then, subject to the other limitations in this Section 14.3, each Holdco Group Member shall be severally liable, in its capacity as a Holdco Group Member, for PennTex’s liability under Section 14.2(b) to the extent of its Pro Rata Share of Holdco.
(f)    Calculation of Losses. In calculating amounts payable to any Indemnitee for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered by the Indemnitee under any insurance policy with respect to such Losses and (ii) any actual recovery by the Indemnitee from any Person with respect to such Losses.
(g)    Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnitee in respect of which such Indemnitee would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages, (A) to the extent an Indemnitee is required to pay consequential damages to an unrelated third party and (B) to the extent of consequential damages to an Indemnitee arising from Fraud.

(h)    Sole and Exclusive Remedy. Except for the assertion of any claim based on Fraud, the remedies provided in this Article XIV shall be the sole and exclusive legal remedies of the Parties with respect to this Agreement and the transactions contemplated hereby.
(i)    Limitations on ERISA Indemnity. Notwithstanding anything in this Agreement to the contrary, the indemnification obligations of the Holdco Group Members under Section 10.1(i) shall be subject to the limitations set forth in this Section 14.3 (including with respect to the De Minimis Threshold, Deductible and Cap) and shall survive only until the date that is nine months after the Closing Date.
14.4    Indemnification Procedures.
(a)    Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article XIV, such Indemnitee must assert its claim for indemnification under this Article XIV (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article XIV specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached) and the amount (to the extent that the nature and amount of such Claim is known or reasonably ascertainable at such time, provided that such amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is prejudiced by such failure or delay and except as is otherwise provided herein.
(b)    In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee; provided that the Indemnitee may retain one additional counsel to represent the Indemnitee, at the cost and expense of the Indemnifying Party, if the Indemnitee reasonably determines that the Claim involves the potential imposition of criminal liability upon the Indemnitee or that the Claim presents a conflict of interest with respect to the Indemnifying Party and the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party, subject to the limitations in Section 14.4(c); provided that an Indemnifying Party shall not, except with the consent of the Indemnitee (which consent shall not unreasonably be withheld, delayed or conditioned), consent to entry of any judgment or enter into any settlement for such Claim which (i) provides for any relief other than monetary payment paid in full by such Indemnifying Party, (ii) includes any admission of guilt or culpability or (iii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all Losses in respect of such claim or litigation.
(c)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that exceeds the Cap (after taking into consideration all other Claims made prior to such settlement or compromise), subjects the Indemnitee to any criminal liability, requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.
(d)    In connection with direct claims for indemnification against any Party hereunder that are not based upon third-party Claims (“Direct Claims”), the prevailing Party shall be entitled to reimbursement for its reasonable acts for defending such Direct Claims, including fees and expenses of counsel.
(e)    Notwithstanding anything in this Article XIV to the contrary, any indemnification payments to ETP for Losses pursuant to Section 14.2(a)(i), Section 14.2(b)(i) or Section 14.2(c)(i) by an indemnifying Contributor shall be satisfied from the Escrow Account and the Holdback Account in the same proportion as such Contributor’s share of the Escrow Account bears to such Contributor’s Holdback Units at such time (it being understood that the number of Holdback Units transferred from the Holdback Account to ETP shall equal the amount of such indemnification payment to be satisfied from the Holdback Account divided by the closing price of the ETP Common Units on the New York Stock Exchange on the last trading day prior to making such indemnification payment).
14.5    Tax Treatment. Any payments made to any Party pursuant to Article XIV shall constitute an adjustment of the Consideration for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by law.
ARTICLE XV
TERMINATION
15.1    Mutual Termination. This Agreement may be terminated by mutual written consent of ETP and the Contributor Representative, on behalf of Contributors, at any time prior to Closing.
15.2    Unilateral Termination. This Agreement may be terminated:
(a)    by either ETP or the Contributor Representative, on behalf of Contributors, at any time prior to Closing, if any Governmental Entity shall have promulgated any applicable Law making illegal or otherwise permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Transaction Documents, and such Law shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 15.2 shall have used its commercially reasonable efforts to have such Law revoked or lifted if and to the extent required by Section 11.1;

(b)    by either ETP or the Contributor Representative, on behalf of Contributors, if the Closing shall not have occurred on or before November 23, 2016(the “Outside Date”);
(c)    by ETP, in the event of a breach by any Contributor of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of any Contributor shall have become untrue or inaccurate after the date of original execution hereof, which in either case (i) would result in a breach of any Contributor’s obligations to consummate the transactions contemplated hereby or (ii) (A) would result in a failure of a condition set forth in Section 13.2(a) or Section 13.2(b) to be satisfied, and (B) has not been or is not cured within twenty (20) Business Days after receipt by such Contributor of written notice from ETP (a copy of which shall be provided to the Contributor Representative) of such breach or inaccuracy; or
(d)    by the Contributor Representative, on behalf of Contributors, in the event of a breach by ETP of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of ETP shall have become untrue or inaccurate after the date of original execution hereof, which in either case (i) would result in a breach of ETP’s obligations to consummate the transactions contemplated hereby or (ii) (A) would result in a failure of a condition set forth in Section 13.3(a) to be satisfied, and (B) has not been or is not cured within twenty (20) Business Days after receipt by ETP of written notice from the Contributor Representative of such breach or inaccuracy.
ARTICLE XVI
GOVERNING LAW AND CONSENT TO JURISDICTION
16.1    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
16.2    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

16.3    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.3.
ARTICLE XVII
GENERAL PROVISIONS
17.1    Contributor Representative.
(a)    Designation. Each Contributor does hereby designate Thomas F. Karam and NGP and each of them as the “Contributor Representatives” to serve as the representatives of each Contributor with respect to the matters expressly set forth in this Agreement to be performed by the Contributor Representatives. Should a Contributor Representative resign or be unable to serve, such Contributor Representative shall appoint a single substitute agent to take on the responsibility of such Contributor Representative hereunder, whose appointment shall be effective on the date of such Contributor Representative’s resignation or incapacity. For the avoidance of doubt, the Contributor Representatives shall perform on a joint basis any action required or permitted to be taken by a Contributor Representative in such capacity under this Agreement or any other Transaction Document; provided, however, that if either Contributor Representative is unable to take such action in a timely manner, the other Contributor Representative shall be authorized to act individually in such capacity. Should any Contributor Representative act individually in such capacity, ETP may rely on such action as having been taken by the Contributor Representatives jointly without any duty to confirm that the other Contributor Representative was unable to so act.
(b)    Authority. Each Contributor, by the execution of this Agreement, hereby irrevocably appoints the Contributor Representatives, and each of them, as the agents, proxies and attorneys in fact for such Contributor for all purposes of this Agreement, including the full power and authority on such Contributor’s behalf (i) to consummate the transactions contemplated herein and any post-Closing matters; (ii) to pay such Contributor’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred before, on or after the date of this Agreement); (iii) to disburse any funds received hereunder to such Contributor and each other Contributor; (iv) to endorse and deliver any certificates or instruments representing the transfer of the Subject Interests and execute such further instruments of assignment as ETP shall reasonably request; (v) to execute and deliver on behalf of such Contributor any amendment or waiver in connection with this Agreement and the other agreements or documents contemplated hereby as the Contributor Representatives, in their sole discretion, may deem necessary or desirable; (vi) to prepare, revise, supplement, update or amend any schedule, exhibit or other document required to be delivered by or under this Agreement; (vii) to do each and every act and exercise any and all rights which such Contributor(s) collectively are permitted or required to do or exercise under this Agreement; and (viii) to make, execute, acknowledge and deliver this Agreement and the other Transaction Documents and all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, schedules, exhibits, letters and other writings, and, in general, to do any and all things and to take any and all action that the Contributor Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the other Transaction Documents and all other agreements and documents referred to herein or therein or executed in connection herewith and therewith, including, retaining counsel, accountants and other experts, incurring fees and expenses, asserting or pursuing any Claim against ETP and/or any other Contributor, defending any Claims by ETP or third-party claims pursuant to Article 14 hereof, consenting to, compromising or settling any such Claims, conducting negotiations with ETP and its representatives regarding such Claims, it being understood that the Contributor Representatives shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions. Each Contributor agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Contributor Representatives and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Contributor. All decisions and actions by the Contributor Representatives (to the extent authorized by this Agreement) shall be binding upon all Contributors, and no Contributor shall have the right to object, dissent, protest or otherwise contest the same; provided, however, that the Contributor Representatives shall not take any such action where (x) any single Contributor would be held solely liable for a Loss (without such Contributor’s consent) or (y) such action materially and adversely affects the substantive rights or obligations of one Contributor, or group of Contributors, without a similar proportionate effect upon the substantive rights or obligations of all Contributors, unless each such disproportionately affected Contributor consents in writing thereto.
(c)    Authority; Indemnification. Each Contributor agrees that ETP shall be entitled to rely on any action taken or omission to act by the Contributor Representatives or any of them, on behalf of such Contributor, pursuant to Section 17.1(b) (an “Authorized Action”), and that each Authorized Action shall be binding on each Contributor as fully as if such Contributor had taken such Authorized Action. ETP agrees that the Contributor Representatives, in their capacity as the Contributor Representatives, shall have no liability to ETP for any Authorized Action, to the extent that such Authorized Action was taken or omitted in good faith and not in a manner constituting fraud or willful misconduct. Each Contributor hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Contributor Representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Contributor Representatives in connection with any action, suit or proceeding to which any Contributor Representative is made a party by reason of the fact it is or was acting as a Contributor Representative pursuant to the terms of this Agreement and any expenses incurred by the Contributor Representatives in connection with the performance of their duties hereunder.

(d)    Exculpation. The Contributor Representatives shall not have by reason of this Agreement a fiduciary relationship in respect of any Contributor, except in respect of amounts received on behalf of such Contributor. The Contributor Representatives shall not be liable to any Contributor for any action taken or omitted by them or any agent employed by them hereunder or under any other document entered into in connection herewith, except that the Contributor Representatives shall not be relieved of any liability imposed by law for willful misconduct. The Contributor Representatives shall not be liable to Contributors for any apportionment or distribution of payments made by the Contributor Representatives in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Contributor to whom payment was due, but not made, shall be to recover from other Contributors any payment in excess of the amount to which they are determined to have been entitled. The Contributor Representatives shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Contributor Representatives nor any agent employed by them shall incur any liability to any Contributor by virtue of the failure or refusal of the Contributor Representatives for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or willful misconduct.
(e)    Survival. All of the indemnities, immunities and powers granted to the Contributor Representatives under this Agreement shall survive the Closing Date and/or any termination of this Agreement.
17.2    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.
17.3    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
17.4    Specific Performance. The Parties acknowledge that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any other remedy to which they are entitled at law or in equity.

17.5    Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier, (b) as of the date sent, if sent prior to 4:30 p.m. Dallas, Texas time on a Business Day, or as of the next following Business Day, if sent at any other time, if sent by email or (c) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:
If to ETP to:

Energy Transfer Partners, L.P.
8111 Westchester Drive, Suite 600
Dallas, Texas 75225
Attention: Thomas P. Mason
Email: tom.mason@energytransfer.com

With a copy, which shall not constitute notice, to:

Andrews Kurth Kenyon LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention: G. Michael O’Leary
E-mail: moleary@andrewskurth.com
If to a Contributor, to such Contributor’s address set forth on Schedule 17.5, with a copy, which shall not constitute notice, to:

PennTex Midstream Partners, LLC
11931 Wickchester Ln, Suite 300
Houston, TX 77043
Attention: Stephen M. Moore
Email: smoore@penntex.com
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Ryan J. Maierson
E-mail: ryan.maierson@lw.com
If to the Contributor Representatives at:

PennTex Midstream Partners, LLC
11931 Wickchester Ln, Suite 300

Houston, TX 77043
Attention: Thomas F. Karam
Email: tkaram@penntex.com

NGP X US Holdings, L.P.
5221 N. O’Connor Blvd., 11th Floor
Irving, TX 75039
Attention: Jeff Zlotky
E-mail: jzlotky@ngptrs.com

With a copy, which shall not constitute notice, to:

PennTex Midstream Partners, LLC
11931 Wickchester Ln, Suite 300
Houston, TX 77043
Attention: Stephen M. Moore
Email: smoore@penntex.com
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Ryan J. Maierson
E-mail: ryan.maierson@lw.com
17.6    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. ETP may not assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the Contributor Representative; provided, that ETP may transfer its rights and obligations hereunder (including the right to seek indemnification) in whole or in part to any Affiliate of ETP without the consent of Contributors. No Contributor may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of ETP. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.
17.7    Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns. Except as set forth in Article XIV, (i) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates and (ii) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

17.8    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
17.9    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
17.10    Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
17.11    Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

PennTex:

PENNTEX MIDSTREAM PARTNERS, LLC

By: /s/ Thomas F. Karam
Name: Thomas F. Karam
Title: Chief Executive Officer

Contributors:

NGP X US HOLDINGS, LP, on behalf of itself and in its capacity as a Contributor Representative

By: /s/ Tony R. Weber
Name:     Tony R. Weber
Title: Authorized Person

THOMAS F. KARAM, in his capacity as a Contributor Representative

By: /s/ Thomas F. Karam
Name:     Thomas F. Karam
Title:

MRD MIDSTREAM LLC
By: MRD Holdco, LLC, its sole member

By: /s/ Kyle N. Roane
Name: Kyle N. Roane
Title: Vice President

[Signature Page to Contribution Agreement]

WHR MIDSTREAM LLC

By: /s/ Anthony Bahr
Name: Anthony Bahr
Title: Manager

KFP V, LP
By: /s/ Thomas F. Karam
Name: Thomas F. Karam
Title: General Partner

By: /s/ Robert O. Bond
Name: Robert O. Bond

By: /s/ Steven R. Jones
Name: Steven R. Jones

By: /s/ Larry Thomas Stone
Name: Larry Thomas Stone

By: /s/ Michael J. Moran
Name: Michael J. Moran

By: /s/ Chris Staffel
Name: Chris Staffel

By: /s/ Scott McAtee
Name: Scott McAtee

By: /s/ Harrison F. Bolling
Name: Harrison F. Bolling

By: /s/ Miroslava Massor
Name: Miroslava Massor

E.T. Associates, LP
By: /s/ Thomas F. Karam
Name: Thomas F. Karam
Title: General Partner

By: /s/ Kenneth E. Hertel
Name: Kenneth E. Hertel

By: /s/ Stephen M. Moore
Name: Stephen M. Moore

[Signature Page to Contribution Agreement]

By: /s/ Andrea Bernalova
Name: Andrea Bernalova

By: /s/ Bonny Alexy
Name: Bonny Alexy

By: /s/ Luke Davis
Name: Luke Davis

By: /s/ Marnie Lamb
Name: Marnie Lamb

By: /s/ Anthony Bahr
Name: Anthony Bahr

By: /s/ Jay Graham
Name: Jay Graham

By: /s/ Michael Sherwood
Name: Michael Sherwood

By: /s/ Paul Eschete
Name: Paul Eschete

By: /s/ Steve Eckerman
Name: Steve Eckerman

By: /s/ Steve Habachy
Name: Steve Habachy

By: /s/ Terence Lynch
Name: Terence Lynch

By: /s/ Randal Garrett
Name: Randal Garrett

[Signature Page to Contribution Agreement]

ETP:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.
its general partner

By: /s/ Thomas E. Long
Name: Thomas E. Long
Title: Chief Financial Officer

[Signature Page to Contribution Agreement]

EXHIBIT A
DEFINITIONS
“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Acquisition Proposal” is defined in Section 9.3(a).
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that “Affiliate” shall not be deemed to include, other than PennTex and its Subsidiaries, (i) any portfolio company in which any investment fund Affiliates of NGP have made a debt or equity investment, or (ii) any fund or other investment entity in which any investment fund Affiliates of NGP serves as an investment manager or advisor.
“Agreement” is defined in the Preamble.
“Allocation Schedule” means Schedule 2.2, as amended or revised no less than three (3) Business Days prior to the Closing Date and upon written notice to ETP delivered in accordance with Section 17.5.
“Assignment of IPO Registration Rights” is defined in Section 2.4(c)(vii).
“Assignment of MRD Interests” is defined in Section 2.4(c)(i).
“Assignment of PennTex Membership Interest” is defined in Section 2.4(a)(i).
“Assignment of WHR Interests” is defined in Section 2.4(d)(i).
“Assignment of WHR Investor Interests” is defined in Section 2.4(e)(i).
“Authorized Action” is defined in Section 17.1(c)
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable Laws.
“Cap” is defined in Section 14.3(c)(i).

“Cash Consideration” is defined in Section 2.1(a).
“Claim” is defined in Section 14.1(a).
“Claim Notice” is defined in Section 14.1(a).
“Closing” is defined in Section 2.3.
“Closing Date” is defined in Section 2.3.
“Closing Date Equity Consideration” means a number of ETP Common Units equal to the ETP Equity Consideration, less the Holdback Equity Consideration.
“Closing Date ETP Unit Price” means the volume-weighted average closing price of the ETP Common Units on the New York Stock Exchange for the ten trading day period ending three days prior to the Closing Date.
“COBRA” means the provisions of Section 601 through 608 of ERISA, Section 4980B of the Code and similar state Laws.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Units” is defined in the Recitals.
“Consideration” is defined in Section 2.1.
“Continuing Offer” is defined in Section 10.1(a).
“Continuing Offered Employees” is defined in Section 10.1(a).
“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.
“Contributor Indemnitees” is defined in Section 14.1.
“Contributor Released Claims” is defined in Section 9.2.
“Contributor Released Parties” is defined in Section 9.2.
“Contributor Representative” means Thomas F. Karam, in his capacity as the representative of each Contributor under this Agreement.
“Contributors” is defined in the Preamble.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Creditors’ Rights” is defined in Section 5.2(b).
“Current SEC Document” means, with respect to the Partnership, (i) its Annual Report on Form 10-K for the year ended December 31, 2015, (ii) any Quarterly Report on Form 10-Q filed with the Commission subsequent to such Form 10-K, and (iii) any Current Report on Form 8-K filed on or after January 1, 2016.
“De Minimis Threshold” is defined in Section 14.3(a)(i).
“Debt Repayment Amount” means an amount equal to the outstanding Indebtedness under the Holdco Credit Agreement immediately prior to the Closing.
“Deductible” is defined in Section 14.3(b)(i).
“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time during the term of this Agreement.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time during the term of this Agreement.
“Direct Claims” is defined in Section 14.4(c).
“DOJ” means the U.S. Department of Justice.
“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, policy, program, agreement, arrangement or scheme, including each plan, fund, policy, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions, or with respect to which such Person has, or could have, any Liability, providing or designed to provide compensation or benefits (whether written or oral), (b) each “welfare plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA) (whether written or oral), (c) each “pension plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA or is intended to be tax-qualified) (whether written or oral), (d) each severance, retention or change in control plan or agreement, each employment, consulting or independent contractor agreement or arrangement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, salary continuation, hospitalization insurance, medical, dental, vision, salary continuation, sick pay, disability, life insurance, death benefit, cafeteria plan benefits, flexible spending arrangement, dependent care or adoption benefits, unemployment benefits, or legal benefit (whether written or oral), (e) each deferred compensation, bonus, incentive compensation, supplemental retirement plan, stock purchase, stock option and other equity or equity-based compensation plan, agreement or arrangement, and (f) each other compensation or benefit plan, fund, policy, program, agreement, arrangement or scheme (whether written or oral).
“Environmental Laws” means any and all Laws pertaining to the prevention of pollution, the protection of human health (including worker health and safety to the extent related to exposure to Hazardous Materials) and the environment (including ambient air, surface water, ground water, land, surface or subsurface strata and natural resources) and the investigation, removal and remediation of contamination.
“Environmental Permits” with respect to any Person means all environmental permits issued under or otherwise required for such Person’s operations to comply with all applicable Environmental Laws.
“Equity Plan” is defined in Section 4.2(c).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is or, at any relevant time, was a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is or, at any relevant time, was a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agent” means Wells Fargo Bank, National Association, or such other escrow agent as ETP and the Contributor Representatives shall mutually agree upon.
“Escrow Agreement” means an escrow agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to ETP, the Contributor Representatives and the Escrow Agent.
“Escrow Amount” is defined in Section 9.4.
“ETP” is defined in the Preamble.
“ETP Common Units” means common units representing limited partner interests in ETP.
“ETP Equity Consideration” means a number of ETP Common Units equal to three hundred twenty million two hundred twenty-one thousand one hundred six Dollars ($320,221,106) divided by the Closing Date ETP Unit Price, rounded to the nearest whole ETP Common Unit with 0.5 or greater rounded up to the nearest whole ETP Common Unit.
“ETP Indemnitee” is defined in Section 14.2.
“ETP Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, prospects, results of operations, condition (financial or otherwise) or assets of ETP and its Subsidiaries, taken as a whole, or (b) the ability of any Contributor to consummate the transactions contemplated by this Agreement or any of the Transaction Documents on a timely basis; provided, however, that “ETP Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which ETP and its Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof in the United States; (v) any action required by or taken in accordance with this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement or the other Transaction Documents; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether an ETP Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate adverse effect on any ETP or its Subsidiaries compared to other participants in the market (both geographic and industry) in which ETP and its Subsidiaries conduct their businesses.
“ETP Partnership Agreement Amendment” is defined in Section 2.4(f)(i)(C).
“ETP SEC Documents” is defined in Section 6.6(a).
“ETP Transfer Agent” means American Stock Transfer & Trust Company, in its capacity as transfer agent and registrar of the ETP Common Units.
“Evaluation Agreement” means that certain Evaluation Agreement, ETP and PennTex, substantially in the form attached as Exhibit F hereto.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expiration Date” means the applicable date on which the survival of the applicable representation or warranty terminates pursuant to Section 14.3(d).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“FERC” means the Federal Energy Regulatory Commission of the United States of America.
“FinCo” is defined in Section 4.4(a).
“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact in this Agreement.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means PennTex Midstream GP, LLC, a Delaware limited liability company.
“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“GP Interest” is defined in the Recitals.
“GP Membership Interest” means the issued and outstanding membership interests in the General Partner.
“GP Owners” is defined in Article IV.
“Group” means the Holdco Group or the MRD WHR Group, as applicable.
“Group Members” means the members of the Holdco Group or the MRD WHR Group, as applicable.
“Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; provided that the term Hazardous Substances shall be deemed not to include petroleum, petroleum products, natural gas or natural gas liquids while they are secured in containers or vessels that are in good condition and compliant with applicable Environmental Laws.
“Holdback Account” means an account established by ETP in the name of the Contributor Representatives with the ETP Transfer Agent into which are deposited the Holdback Units.
“Holdback Distribution Amount” is defined in Section 9.4.
“Holdback Equity Consideration” means a number of ETP Common Units equal to the Cap divided by the Closing Date ETP Unit Price, rounded to the nearest whole ETP Common Unit with 0.5 or greater rounded up to the nearest whole ETP Common Unit.
“Holdback Release Date” means the later of (a) the date that is nine months after the Closing Date and (b) if on the date referenced in clause (a) there are any outstanding Claims of an ETP Indemnitee against any Contributor, the date upon which such Claims are fully settled by mutual written agreement or final, nonappealable judgment.
“Holdback Units” means, at any time, the Holdback Equity Consideration transferred to the Holdback Account in accordance with Section 2.4(f)(iii)(A), less any ETP Common Units delivered to satisfy any outstanding Claims of an ETP Indemnitee against any Contributor in accordance with Section 14.4(e).

“Holdco Credit Agreement” means that certain credit agreement, dated as of August 29, 2014, by and among PennTex, as borrower, Royal Bank of Canada, as administrative agent and issuing bank, and the other lenders and agents party thereto, as amended by the Joinder and First Amendment thereto, dated as of December 19, 2014, the Second Amendment thereto, dated as of April 1, 2015 and the Third Amendment thereto, dated as of May 6, 2015.
“Holdco Common Units” is defined in the Recitals.
“Holdco Entities” means PennTex, ManagementCo and NLA Holdings.
“Holdco Group” is defined in the Preamble.
“Holdco Group Member” is defined in the Preamble.
“Holdco IDRs” is defined in the Recitals.
“Holdco Investors” is defined in the Preamble.
“Holdco Investors’ Interest” is defined in the Recitals.
“Holdco Material Contracts” is defined in Section 3.11(b).
“Holdco Ownership Interests” is defined in the Recitals.
“Holdco Real Property” means the real property leased or subleased by any Holdco Entity, together with all buildings, structures and facilities located thereon.
“Holdco Subordinated Units” is defined in the Recitals.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IDRs” is defined in the Recitals.
“Indebtedness” means, with respect any Person, any obligation or other liability of such Person under or for any of the following (excluding any trade payable): (a) indebtedness with respect to borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) any obligation evidenced by a note, bond, debenture or similar instrument; (c) swap or hedging contract; (d) capital lease or financial lease (but excluding operating leases); (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust, or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any assets; (h) any other deferred purchase price of property or services for which such Person is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures against loss and (i) any interest, fee or expense accrued relating to any of the foregoing, and prepayment or similar penalties and expenses which are payable if such liability is paid in full as of the Closing Date.

“Indemnifying Party” means the Party providing indemnification pursuant to Section 14.1 or Section 14.2; provided that, with respect to Contributors, the Contributor Representative shall be deemed to be the Indemnifying Party for all purposes under this Agreement other than the payment of any Losses.
“Indemnitees” is defined in Section 14.2.
“Intellectual Property” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing).
“Knowledge” means (a) with respect to any Person that is a natural person, the actual knowledge of such person after reasonable inquiry and (b) with respect to any Person that is an entity, the actual knowledge of the designated representatives of such Person set forth on Exhibit I.
“Law” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
“Lien” means, with respect to any property or asset, (i) any mortgage, pledge, security interest, lien or other similar property interest or encumbrance in respect of such property or asset, and (ii) any easements, rights-of-way, restrictive covenants, preferential purchase rights, rights-of-first refusal, rights-of-first offer, leases and other encumbrances on title to real or personal property (whether or not of record).
“Losses” is defined in Section 14.1.
“ManagementCo” means PennTex Midstream Management Company, LLC, a Delaware limited liability company.
“ManagementCo Interest” is defined in Section 3.2(b).
“MRD Common Units” is defined in the Recitals.
“MRD IDRs” is defined in the Recitals.
“MRD Interests” is defined in the Recitals.
“MRD Midstream” is defined in the Preamble.
“MRD Midstream IDR Interest” is defined as the portion of the IDR Interest held by MRD Midstream prior to the execution of this Agreement.
“MRD Subordinated Units” is defined in the Recitals.
“MRD WHR Group” is defined in the Preamble.

“NASDAQ” is defined in Section 4.10.
“NGP” is defined in the Preamble.
“NGP Interest” is defined in the Recitals.
“NLA Holdings” means PennTex NLA Holdings, LLC, a Delaware limited liability company.
“NLA Holdings Interest” is defined in Section 3.2(c).
“Non-Offered Employees” is defined in Section 10.1(a).
“Offer Date” is defined in Section 10.1(a).
“Offered PennTex Employee” means a PennTex Employee who receives a Transition Offer or a Continuing Offer.
“Operating Company” is defined in Section 4.4(a).
“Operating Company Operating Agreement” is defined in Section 4.4(a).
“Operating Company Subsidiaries” means each Subsidiary of the Operating Company.
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, limited partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“Outside Date” is defined in Section 15.2(b).
“Parties” is defined in the Preamble.
“Partnership” is defined in the Recitals.
“Partnership Balance Sheet Date” is defined in Section 4.7(c).
“Partnership Credit Facility” means the MLP Credit Agreement, dated as of December 19, 2014, among the Partnership, as borrower, Royal Bank of Canada, as administrative agent and issuing agent, SunTrust Bank, as syndication agent, Wells Fargo Bank, N.A. and Barclays Bank PLC, as documentation agents, and the lenders party thereto, as amended, supplemented or otherwise modified prior to the date hereof.
“Partnership Director” means a member of the board of directors of the General Partner.
“Partnership Entity” means the General Partner, the Partnership and each of their respective subsidiaries.

“Partnership Financial Statements” is defined in Section 4.6(a).
“Partnership LP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership.
“Partnership Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, prospects, results of operations, condition (financial or otherwise) or assets of the Partnership Entities, taken as a whole, or (b) the ability of any Contributor to consummate the transactions contemplated by this Agreement or any of the Transaction Documents on a timely basis; provided, however, that “Partnership Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Partnership Entities operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof in the United States; (v) any action required by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement or the other Transaction Documents; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Partnership Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate adverse effect on any Partnership Entity compared to other participants in the market (both geographic and industry) in which the Partnership Entities conduct their businesses.
“Partnership SEC Documents” is defined in Section 4.6(a).
“Party” is defined in the Preamble.
“PennTex” is defined in the Preamble.
“PennTex Balance Sheet Date” means September 30, 2016.
“PennTex Benefit Plan” means each Employee Benefit Plan (a) sponsored or maintained or required to be sponsored or maintained by any Holdco Entity or any ERISA Affiliate thereof, (b) to which any Holdco Entity or any ERISA Affiliate thereof makes, or has any obligation to make, directly or indirectly, any contributions, or (c) with respect to which any Holdco Entity or any ERISA Affiliate thereof has, or could have, any liability (whether actual or contingent), in each case that provides or is intended or designed to provide compensation or benefits to or with respect to a PennTex Employee or any director or consultant or independent contractor to (in each case who is an individual) any Holdco Entity.
“PennTex Employee” means any employee of any of the PennTex Entities who provides services to any PennTex Entity.
“PennTex Entities” means the Holdco Entities, the General Partner, the Partnership and each of the Partnership’s subsidiaries.

“PennTex Financial Statements” is defined in Section 3.6.
“PennTex Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, prospects, results of operations, condition (financial or otherwise) or assets of the PennTex Entities, taken as a whole, or (b) the ability of any Contributor to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents on a timely basis; provided, however, that “PennTex Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the PennTex Entities operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof in the United States; (v) any action required by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a PennTex Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate adverse effect on any PennTex Entity compared to other participants in the market (both geographic and industry) in which the PennTex Entities conduct their businesses.
“PennTex Membership Interest” is defined in the Recitals.
“PennTex Released Claims” is defined in Section 9.1.
“PennTex Released Parties” is defined in Section 9.1.
“PennTex Senior Executives” is defined in Section 10.1(b).
“PennTex Transfer Agent” means American Stock Transfer & Trust Company, LLC, in its capacity as transfer agent and registrar of the Common Units and Subordinated Units.
“Permian Sale Agreement” means that certain Membership Interest Purchase Agreement, dated July 26, 2016, among PennTex EagleClaw Midstream Ventures, LLC and PennTex Permian, LLC.
“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.
“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith or for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, warehousemen’s, materialmen’s, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person;

(d) any state of facts that an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record, in each case that do not materially detract from the value of or materially interfere with the use and operation of any of the assets of such Person; (e) statutory Liens for obligations that are not delinquent, (f) Liens encumbering the fee interest of those tracts of third party owned real property encumbered by Rights-of-Way, (g) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use of the assets of such Person in the ordinary course of business; (h) any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person; (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by the Code or ERISA; and (j) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds or performance bonds and other obligations of a like nature incurred in the ordinary course of business.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Pro Rata Share” means, as of a given date of determination with respect to a Contributor, the percentage set forth opposite such Contributor’s name in the Allocation Schedule.
“Proceeding” means any civil, criminal or administrative actions, suits, investigations or other proceedings before any Governmental Authority.
“Registration Rights Agreement” is defined in Section 2.4(a)(vii).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Representative” means, with respect to any Person, any and all directors, managers, members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.
“Retained PennTex Senior Executives” is defined in Section 10.1(b).
“Rights-of-Way” means easements, rights-of-way and similar real estate interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Solvent” when used with respect to any Person(s), means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) all “liabilities of such Person, including contingent and other liabilities,” in each case at a fair valuation as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and, without duplication, (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.
“Spousal Consent” is defined in Section 2.4(b)(vi).
“Subject Interests” is defined in the Recitals.
“Subordinated Units” is defined in the Recitals.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of Tax.
“Third Quarter ETP Distributions” is defined in Section 2.5.
“Transaction Documents” means this Agreement, Assignment of PennTex Membership Interests, Assignment of MRD Interests, Assignment of WHR Interests, Assignment of WHR Investor Interests, Assignment of IPO Registration Rights, the Registration Rights Agreement, the ETP Partnership Agreement Amendment, the Evaluation Agreement, the Escrow Agreement, each

Spousal Consent and the agreements, instruments, prospectus supplements, documents and certificates contemplated hereby and thereby.
“Transfer Taxes” is defined in Section 12.4(d).
“Transitional Employees” is defined in Section 10.1(a).
“Transitional Offer” is defined in Section 10.1(a).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.
“WHR Midstream” is defined in the Preamble.
“WHR IDRs” is defined in the Recitals.
“WHR Interests” is defined in the Recitals.
“WHR Investors” is defined in the Preamble.
“WHR Investor Interests” is defined in the Recitals.

DISCLOSURE SCHEDULE*

Schedule 2.2    -    Allocation of Consideration
Schedule 3.3(c)    -    Ownership of Interests
Schedule 3.6    -    Financial Statements of PennTex
Schedule 3.7(a)    -    Absence of Certain Changes
Schedule 3.8    -    Permits
Schedule 3.9(b)    -    Title to Assets; Real Property
Schedule 3.10    -    Environmental Matters
Schedule 3.11(a)    -    Material Contracts
Schedule 3.12    -    No Indebtedness; No Undisclosed Liabilities
Schedule 3.13    -    Legal Proceedings
Schedule 3.14    -    Employee Benefits; Employment and Labor Matters
Schedule 3.15    -    Intellectual Property
Schedule 3.16    -    Affiliate Arrangements
Schedule 3.20    -    Officers and Bank Accounts
Schedule 4.4(a)    -    Partnership Subsidiaries
Schedule 4.6    -    SEC Filings Regarding the Partnership
Schedule 4.8(a)    -    Absence of Certain Changes
Schedule 4.11    -    Officers and Bank Accounts
Schedule 5.5    -    Governmental Approvals
Schedule 5.6    -    Legal Proceedings
Schedule 7.1    -    Conduct of the Holdco Entities
Schedule 8.1    -    Conduct of the Partnership Entities
Schedule 8.3    -    Resignations
Schedule 10.1(b)    -    Retained PennTex Senior Executives
Schedule 10.1(e)    -    Severance Payments
Schedule 10.2(b)    -    Director and Officer Liability Insurance Policies
Schedule 13.1(b)    -    Conditions to Obligations of Each of the Parties
Schedule 17.5    -    Notices

* Exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. ETP will furnish copies of any of the Exhibits, Annexes or the Schedules to the Securities and Exchange Commission upon request.